Exhibit 99.1

EXPLANATORY NOTE

This Exhibit 99.1 contains certain retrospective revisions that have been made to the consolidated financial statements of Express Scripts, Inc. (the “Company”) that were previously contained in its Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 Form 10-K”) to reflect the change in reportable segments. The Company has updated and revised the following items that were contained in the 2010 Form 10-K to reflect the new reportable segment structure: (i) Item 7: “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” and (ii) Item 8: “Consolidated Financial Statements and Supplementary Data.” Revisions to the 2010 Form 10-K included in this Exhibit 99.1 as noted above supersede the corresponding portions of the 2010 Form 10-K. All other information in the 2010 Form 10-K remains unchanged. This Exhibit 99.1 does not modify or update the disclosures therein in any way, nor does it reflect any subsequent information or events, other than as required to reflect the change in segments as described above.

Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations

OVERVIEW

As one of the largest full-service pharmacy benefit management (“PBM”) companies in North America, we provide healthcare management and administration services on behalf of our clients, which include health maintenance organizations, health insurers, third-party administrators, employers, union-sponsored benefit plans, workers’ compensation plans, and government health programs. We report segments on the basis of services offered and have determined we have two reportable segments: PBM and Emerging Markets (“EM”). During the third quarter of 2011 we reorganized our FreedomFP line of business from our EM segment into our PBM segment. Our integrated PBM services include network claims processing, home delivery services, patient care and direct specialty home delivery to patients, benefit plan design consultation, drug utilization review, formulary management, drug data analysis services, distribution of injectable drugs to patient homes and physician offices, bio-pharma services, fertility services to providers and patients, and fulfillment of prescriptions to low-income patients through manufacturer-sponsored patient assistance programs.

Through our EM segment, we provide services including distribution of pharmaceuticals and medical supplies to providers and clinics, and healthcare administration and implementation of consumer-directed healthcare solutions.

Revenue generated by our segments can be classified as either tangible product revenue or service revenue. We earn tangible product revenue from the sale of prescription drugs by retail pharmacies in our retail pharmacy networks and from dispensing prescription drugs from our home delivery and specialty pharmacies. Service revenue includes administrative fees associated with the administration of retail pharmacy networks contracted by certain clients, medication counseling services, and certain specialty distribution services. Tangible product revenue generated by our PBM and EM segments represented 99.4% of revenues for the year ended December 31, 2010 as compared to 98.9% and 98.8% for the years ended December 31, 2009 and 2008, respectively.

RECENT DEVELOPMENTS

During 2010, we completed the migration of member lives acquired with the NextRx PBM Business onto our existing systems, and substantially completed other aspects of the integration, including rationalization of our operational footprint and achievement of anticipated synergies. We expect to complete the integration in the first quarter of 2011, and anticipate additional synergies as our efforts to reduce costs, increase generic and mail-order utilization for legacy NextRx clients, and achieve supply chain efficiencies continue to produce savings for our clients and positive financial results for us.

During 2010, our integration efforts included an assessment of our operational footprint, including geographical and capacity considerations. As a result of this assessment, we announced our intent to cease fulfilling prescriptions from our home delivery dispensing pharmacy in Bensalem, Pennsylvania, effective in the first quarter of 2011. We currently intend to maintain the location and all necessary permits and licenses to be able to utilize the facility for business continuity planning purposes. However, our plans for the facility are subject to change based on changes in the business environment. As a result of the opening of the Technology and Innovation Center in 2010, we have sufficient capacity to continue to meet the home delivery needs of our clients and members. We also maintain a non-dispensing order processing facility in the Bensalem, Pennsylvania area, which will remain operational. Severance and other costs incurred in connection with this closure during 2010 are considered integration-related costs.

In the second quarter of 2010, we opened a new state of the art pharmacy fulfillment facility in St. Louis, Missouri. This new Technology and Innovation Center features cutting-edge pharmacy automation for the dispensing, packaging and shipment of approximately 110,000 prescriptions per day. We believe this increase in capacity enhances our ability to serve members and allows for future growth of home delivery services. In addition to pharmacy capabilities, the Technology and Innovation Center features a Research and New Solutions laboratory which will enhance our ability to analyze and monitor data in near real-time.

EXECUTIVE SUMMARY AND TREND FACTORS AFFECTING THE BUSINESS

Our results in 2010 reflect the successful execution of our business model, which emphasizes the alignment of our financial interests with those of our clients through greater use of generics and low-cost brands, home delivery and specialty pharmacy. In 2010, our long-term contracts with WellPoint, Inc. (“WellPoint”) and the Department of Defense (“DoD”) drove a significant portion of our growth. We also benefited from better management of ingredient costs through actions such as renegotiation of supplier contracts, increased competition among generic manufacturers, higher generic utilization (71.6% in 2010 compared to 68.3% in 2009) and other actions which helped to reduce ingredient costs. In addition, through the research performed by us and guided by our Consumerology® Advisory Board, we are providing our clients with additional tools designed to generate higher generic fill rates, further increase the use of our home delivery and specialty pharmacy services and drive greater adherence.

The positive trends we saw in 2010, including lower drug purchasing costs and increased generic usage, are expected to continue to offset the negative impact of various marketplace forces affecting pricing and plan structure, among other factors, and thus continue to generate improvements in our results of operations in the future. Additionally, as the regulatory environment evolves, we will continue to make significant investments designed to keep us ahead of the competition. These projects include preparation for HIPAA changes, Medicare regulations and the Health Reform Laws.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Our estimates and assumptions are based upon a combination of historical information and various other assumptions believed to be reasonable under the particular circumstances. Actual results may differ from our estimates. Certain of the accounting policies which most impact our consolidated financial statements and that require our management to make difficult, subjective or complex judgments are described below. This should be read in conjunction with Note 1, “Summary of significant accounting policies” and with the other notes to the consolidated financial statements.

GOODWILL AND INTANGIBLE ASSETS

ACCOUNTING POLICY

Goodwill and intangible asset balances arise primarily from the allocation of the purchase price of businesses acquired based on the fair market value of assets acquired and liabilities assumed on the date of the acquisition. Goodwill is evaluated for impairment annually or when events or circumstances occur indicating that goodwill might be impaired. In addition, we evaluate whether events or circumstances have occurred that may indicate an impairment in goodwill. We determine reporting units based on component parts of our business one level below the segment level. Our reporting units represent businesses for which discrete financial information is available and reviewed regularly by segment management. The measurement of possible impairment is based on a comparison of the fair value of each reporting unit to the carrying value of the reporting unit’s assets. Impairment losses, if any, would be determined based on the fair value of the individual assets and liabilities of the reporting unit, using discount rates that reflect the inherent risk of the underlying business. We would record an impairment charge to the extent the carrying value of goodwill exceeds the implied fair value of goodwill resulting from this calculation. This valuation process involves assumptions based upon management’s best estimates and judgments that approximate the market conditions experienced for our reporting units at the time the impairment assessment is made. These assumptions include, but are not limited to, earnings and cash flow projections, discount rate and peer company comparability. Actual results may differ from these estimates due to the inherent uncertainty involved in such estimates. No impairment existed for any of our reporting units at December 31, 2010 or 2009.

Other intangible assets include, but are not limited to, customer contracts and relationships, non-compete agreements, deferred financing fees and trade names. Other intangible assets, excluding customer contracts, customer relationships and trade names, are recorded at cost. Customer contracts and relationships are valued at fair market value when acquired using the income method. Customer contracts and relationships related to the 10-year contract with WellPoint under which we provide pharmacy benefit management services to WellPoint and its designated affiliates (the “PBM agreement”) are being amortized using a modified pattern of benefit method over an estimated useful life of 15 years. All other intangible assets, excluding trade names which have an indefinite life, are amortized on a straight-line basis, which approximates the pattern of benefit, over periods from 3 to 20 years (see Note 7 – Goodwill and other intangibles).

In connection with the discontinued operations of our Phoenix Marketing Group line of business (“PMG”) and pursuant to our policies for assessing impairment of goodwill and long-lived assets, approximately $22.1 million of goodwill was written off in the second quarter of 2010 along with intangible assets with a net book value of $1.7 million (gross carrying value of $5.7 million net of accumulated amortization of $4.0 million), consisting of trade names and customer relationships.

FACTORS AFFECTING ESTIMATE

The fair values of reporting units, asset groups, or acquired businesses are measured based on market prices, when available. When market prices are not available, we estimate fair value using the income approach and/or the market approach. The income approach uses cash flow projections which require inputs and assumptions that reflect current market conditions as well as management judgment. We base our fair values on projected financial information which we believe to be reasonable. However, actual results may differ from those projections, and those differences may be material.

The key assumptions included in our income approach include, but are not limited to, earnings growth rates, discount rates and inflation rates. Assessment of these factors could be impacted by internal factors and/or external economic conditions. We performed various sensitivity analyses on the key assumptions which did not indicate any potential impairment.

CONTRACTUAL GUARANTEES

ACCOUNTING POLICY

Many of our contracts contain terms whereby we make certain financial and performance guarantees, including the minimum level of discounts or rebates a client may receive, generic utilization rates, and various service guarantees. These clients may be entitled to performance penalties if we fail to meet a financial or service guarantee. Actual performance is compared to the guarantee for each measure throughout the period, and accruals are recorded if we determine that our performance against the guarantee indicates a potential liability. These estimates are adjusted to actual when the guarantee period ends, and we have either met the guaranteed rate or paid amounts to clients.

FACTORS AFFECTING ESTIMATE

The factors that could impact our estimates of guarantee expense and guarantees payable are as follows:

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differences between the rates guaranteed by us to clients and rates contracted by us with pharmacies in our retail networks or with pharmaceutical manufacturers for drugs dispensed from our mail order pharmacies

•	changes in drug utilization patterns, including the mix of brand and generic drugs as well as utilization of our home delivery pharmacy

Historically, adjustments to our original estimates have been immaterial.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

ACCOUNTING POLICY

We provide an allowance for doubtful accounts equal to estimated uncollectible receivables. This estimate is based on the current status of each customer’s receivable balance.

FACTORS AFFECTING ESTIMATE

We record allowances for doubtful accounts based on a variety of factors including the length of time the receivables are past due, the financial health of the customer and historical experience. Our estimate could be impacted by changes in economic and market conditions as well as changes to our customers’ financial condition.

SELF-INSURANCE ACCRUALS

ACCOUNTING POLICY

We record self-insurance accruals based upon estimates of the aggregate liability of claim costs in excess of our insurance coverage which are probable and estimable. Accruals are estimated using certain actuarial assumptions followed in the insurance industry and our historical experience. The majority of these claims are legal claims and our liability estimate is primarily related to the cost to defend these claims. We do not accrue for settlements, judgments, monetary fines or penalties until such amounts are probable and estimable. Under authoritative Financial Accounting Standards Board (“FASB”) guidance, if the range of possible loss is broad, and no amount within the range is more likely than any other, the liability accrual is based on the lower end of the range.

FACTORS AFFECTING ESTIMATE

Self-insurance accruals are based on management’s estimates of the costs to defend legal claims. We do not have significant experience with certain of these types of cases. As such, differences between actual costs and management’s estimates could be significant. Actuaries do not have a significant history with the PBM industry. Therefore, changes to assumptions used in the development of these accruals can affect net income in a given period. In addition, changes in the legal environment and the number and nature of claims could impact our estimate. The self-insurance accruals and changes in those estimates have not been material to the financial statements for the periods presented herein.

REBATE ACCOUNTING

ACCOUNTING POLICY

We administer a rebate program through which we receive rebates and administrative fees from pharmaceutical manufacturers. The portion of rebates payable to clients is estimated based on historical and/or anticipated sharing percentages. These estimates are adjusted to actual when amounts are paid to clients.

FACTORS AFFECTING ESTIMATE

The factors that could impact our estimates of rebates, rebates receivable and rebates payable are as follows:

•	differences between estimated allocation percentages and actual rebate allocation percentages

•	drug patent expirations

•	changes in drug utilization patterns

Historically, adjustments to our original estimates have been immaterial.

OTHER ACCOUNTING POLICIES

We consider the following information about revenue recognition policies important for an understanding of our results of operations:

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Revenues from dispensing prescriptions from our home delivery and specialty pharmacies are recorded when prescriptions are shipped. These revenues include the co-payment received from members of the health plans we serve. At the time of shipment, we have performed substantially all of our obligations under the customer contracts and do not experience a significant level of reshipments.

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Revenues from the sale of prescription drugs by retail pharmacies are recognized when the claim is processed. When we independently have a contractual obligation to pay our network pharmacy providers for benefits provided to our clients’ members, we act as a principal in the arrangement and we include the total prescription price (ingredient cost plus dispensing fee) we have contracted with these clients as revenue, including member co-payments to pharmacies.

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When we merely administer a client’s network pharmacy contracts to which we are not a party and under which we do not assume credit risk, we earn an administrative fee for collecting payments from the client and remitting the corresponding amount to the pharmacies in the client’s network. In these transactions, drug ingredient cost is not included in our revenues or in our cost of revenues.

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Gross rebates and administrative fees earned for the administration of our rebate programs, performed in conjunction with claim processing services provided to clients, are recorded as a reduction of cost of revenue and the portion of the rebate payable to customers is treated as a reduction of revenue.

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When we earn rebates and administrative fees in conjunction with formulary management services, but do not process the underlying claims, we record rebates received from manufacturers, net of the portion payable to customers, in revenue.

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We distribute pharmaceuticals in connection with our management of patient assistance programs and earn a fee from the manufacturer for administrative and pharmacy services for the delivery of certain drugs free of charge to doctors for their low income patients.

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We earn a fee for the distribution of consigned pharmaceuticals requiring special handling or packaging where we have been selected by the pharmaceutical manufacturer as part of a limited distribution network.

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Discounts and contractual allowances related to our specialty revenues are estimated based on historical collections over a recent period for the sales that are recorded at gross amounts. The percentage is applied to the applicable accounts receivable balance that contains gross amounts for each period. Any differences between the estimates and actual collections are reflected in operations in the year payment is received. Differences may result in the amount and timing of revenues for any period if actual performance varies from estimates. Allowances for returns are estimated based on historical return trends. The discounts, contractual allowances, allowances for returns and any differences between estimates and actual amounts do not have a material effect on our consolidated financial statements.

•	EM product revenues include revenues earned through the distribution of pharmaceuticals and medical supplies to providers and clinics.

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EM service revenues include revenues earned through product support to pharmaceutical manufacturers and medical device companies, revenues derived from our group purchasing organization, and healthcare administration and implementation of consumer-directed healthcare solutions.

RESULTS OF OPERATIONS

We maintain a PBM segment, consisting of our domestic and Canadian PBM operations, and specialty pharmacy operations, which includes providing fertility services to providers and patients, and an EM segment, which consists of distribution of pharmaceuticals and medical supplies to providers and clinics and healthcare administration and implementation of consumer-directed healthcare solutions. During the third quarter of 2011 we reorganized our FreedomFP line of business from our EM segment into our PBM segment. Results of operations for the years presented below have been restated for comparability.

PBM OPERATING INCOME

	Year Ended December 31,
(in millions)	2010	2009(1)	2008(2)
Product revenues
Network revenues(3)	$30,147.8	$15,019.3	$13,039.9
Home delivery and specialty revenues(4)	13,398.2	8,352.9	7,436.6
Service revenues	260.9	264.7	250.4

Total PBM revenues	43,806.9	23,636.9	20,726.9
Cost of PBM revenues(3)	40,886.6	21,250.7	18,737.9

PBM gross profit	2,920.3	2,386.2	1,989.0
PBM SG&A expenses	858.8	895.8	716.4

PBM operating income	$2,061.5	$1,490.4	$1,272.6

Network	602.0	404.3	379.6
Home delivery and specialty(4)	54.1	45.0	45.1

Total PBM claims	656.1	449.3	424.7

Total adjusted PBM claims(5)	753.9	530.6	506.3

(1)	Includes the acquisition of NextRx effective December 1, 2009.
(2)	Includes the acquisition of MSC effective July 22, 2008.
(3)	Includes retail pharmacy co-payments of $6,181.4, $3,132.1, and $3,153.6 for the years ended December 31, 2010, 2009, and 2008, respectively.
(4)	Includes home delivery, specialty and other including: (a) drugs distributed through patient assistance programs and (b) drugs we distribute to other PBMs’ clients under limited distribution contracts with pharmaceutical manufacturers.
(5)	Total adjusted claims reflect home delivery claims multiplied by 3, as home delivery claims typically cover a time period 3 times longer than retail claims.

PBM RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2010 vs. 2009

Network revenues increased $15,128.5 million, or 100.7%, in 2010 over 2009. Home delivery and specialty revenues increased $5,045.3 million, or 60.4%, in 2010 over 2009. Approximately $19,613.9 million of the total product revenue increase is due to the increase in volume primarily due to the acquisition of NextRx in December 2009 and the new contract with the DoD in November 2009. The new contract with the DoD results in utilization of the gross basis of accounting, under which the ingredient cost and member co-payments are included in revenues and cost of revenues. Additionally included as revenue is $30.0 million recorded in the second quarter of 2010 related to the amendment of a client contract which relieved us of certain contractual guarantees. These increases were partially offset by the impact of higher generic penetration. As our generic penetration rate increased to 72.7% of network claims and 60.2% of home delivery claims in 2010 compared to 69.6% and 57.7%, respectively, in 2009, our revenues correspondingly decreased.

The home delivery generic fill rate is lower than the retail generic fill rate as fewer generic substitutions are available among maintenance medications (e.g., therapies for chronic conditions) commonly dispensed from home delivery pharmacies compared to acute medications which are primarily dispensed by pharmacies in our retail networks.

Cost of PBM revenues increased $19,635.9 million, or 92.4%, in 2010 when compared to the same period of 2009 due to the NextRx acquisition and the new contract with DoD, as previously discussed.

PBM gross profit increased $534.1 million, or 22.4%, in 2010 over 2009. Gross profit related to the acquisition of NextRx as well as better management of ingredient costs and cost savings from the increase in the aggregate generic fill rate were partially offset by margin pressures arising from the current competitive environment and costs of $94.5 million incurred in 2010 related to the integration of NextRx. Gross profit margin decreased to 6.7% in 2010 from 10.1% in 2009. This is primarily due to the new contract with the DoD, which is accounted for on a gross basis, as well as the acquisition of NextRx. However, we expect margins to improve as we fully integrate NextRx into our core business and achieve synergies.

Selling, general and administrative expense (“SG&A”) for the PBM segment decreased $37.0 million, or 4.1%, in 2010 over 2009 primarily as a result of the following factors:

•	Transaction costs of $61.1 million related to the NextRx acquisition incurred in 2009;

•	Expenses of $35.0 million relating to an accrual for the settlement of a legal matter recorded in the third quarter of 2009; and

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A decrease in bad debt expense of $19.0 million due primarily to improved processes in our specialty pharmacy line of business in the collection of receivables. As a percent of accounts receivable, our allowance for doubtful accounts for continuing operations was 3.8% and 3.7% at December 31, 2010 and 2009, respectively.

•	These decreases were partially offset by increases in employee compensation due to growth mostly as a result of the acquisition of NextRx;

•	Integration costs of $28.1 million incurred in 2010 related to the acquisition of NextRx;

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Increases in depreciation and amortization of $17.8 million related to the customer contracts acquired with NextRx, capitalized software and equipment purchased for our Technology and Innovation Center; and

•	A benefit of $15.0 million in the second quarter of 2009 related to an insurance recovery for previously incurred litigation costs.

PBM operating income increased $571.1 million, or 38.3%, in 2010 over 2009, based on the various factors described above.

PBM RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2009 vs. 2008

Network revenues increased $1,979.4 million, or 15.2%, in 2009 over 2008. Approximately $1,097.6 million of the increase in revenue was due to the NextRx acquisition in December 2009. In addition, approximately $864.4 million was due to the new contract with the DoD effective in November 2009, which changed our method of accounting for revenues under the contract to a gross basis. The increase was partially offset by changes in mix of generic versus brand claims. As our generic penetration rate increased to 69.6% of network claims compared to 67.3% in 2008, our revenues correspondingly decreased.

Of the $916.3 million, or 12.3%, increase in home delivery and specialty revenues in 2009 from 2008, approximately $363.3 million is due to the new contract with the DoD effective in November 2009 and approximately $258.7 million is due to the acquisition of NextRx in December 2009 in addition to price inflation. The increase was partially offset by the impact of higher generic penetration for home delivery. Our generic penetration rate increased to 57.7% of total home delivery claims in 2009 as compared to 56.6% in 2008.

Cost of PBM revenues increased $2,512.8 million, or 13.4%, in 2009 when compared to the same period of 2008 due to the NextRx acquisition and the new contract with DoD.

PBM gross profit increased $397.2 million, or 20.0%, in 2009 over 2008. This is mainly due to higher retail claims volume, cost savings from the increase in the aggregate generic fill rate and better management of ingredient costs partially offset by margin pressures arising from ingredient cost inflation and the current competitive environment as well as costs of $7.5 million incurred in 2009 related to the integration of NextRx.

SG&A for the PBM segment increased $179.4 million, or 25.0%, in 2009 over 2008 primarily as a result of the following factors:

•	Investments of $61.9 million to improve technological infrastructure which enhances product and service capabilities, along with other strategic initiatives;

•	Transaction costs of $61.1 million related to the NextRx acquisition;

•	Expenses of $35.0 million relating to the settlement of a legal matter in the third quarter of 2009; and

•	Increases in employee compensation of $30.5 million due to growth and incentives tied to corporate financial results, in addition to the effect of inflation.

•	These increases were partially offset by a $15.0 million benefit in the second quarter of 2009 related to an insurance recovery for previously incurred litigation costs; and

•	A charge related to internally developed software in the third quarter of 2008.

PBM operating income increased $217.8 million, or 17.1%, in 2009 over 2008, based on the various factors described above.

EM OPERATING INCOME

	Year Ended December 31,
(in millions)	2010	2009(1)	2008(1)
Product revenues	$1,153.9	$1,073.0	$1,201.2
Service revenues	12.4	12.4	13.1

Total EM revenues	1,166.3	1,085.4	1,214.3
Cost of EM revenues	1,128.4	1,047.6	1,172.7

EM gross profit	37.9	37.8	41.6
EM SG&A expenses	28.5	30.7	39.9

EM operating income	$9.4	$7.1	$1.7

(1)	Our EM results for the years ended December 31, 2009 and 2008 have been adjusted for the discontinued operations of PMG.

EM RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2010 vs. 2009

EM operating income increased $2.3 million, or 32.4%, in 2010 over 2009. This increase is due to an increase in volume in certain segments of our Specialty Distribution line of business, partially offset by cost inflation. Additionally, efforts to control cost within our EM segment resulted in a decrease in SG&A.

EM RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2009 vs. 2008

EM operating income increased $5.4 million, or 317.6%, in 2009 from 2008. This increase resulted primarily from a decrease in SG&A due to bad debt expense, severance charges, and site closure costs incurred by the Specialty Distribution line of business in 2008. This increase was partially offset by decreased volume in our Specialty Distribution line of business.

OTHER (EXPENSE) INCOME, NET

Net interest expense decreased $26.9 million, or 14.2%, in 2010 as compared to 2009 primarily due to fees of $66.3 million we incurred in 2009 related to the termination of the bridge loan for the financing of the NextRx acquisition, lower weighted average interest rate and lower debt outstanding on our credit facility, partially offset by interest expense on the Senior Notes (see “Liquidity and Capital Resources”). Net interest expense increased $124.5 million, or 192.7%, in 2009 as compared to 2008 primarily due to fees related to the termination of the bridge loan discussed above, $2.1 million of interest expense related to the bridge loan and $86.8 million of additional interest expense, financing fees and amortization we incurred for the debt issuance completed in June 2009 to finance the acquisition of NextRx. This increase was offset by lower interest rates and less debt outstanding on the Term loans.

PROVISION FOR INCOME TAXES

Our effective tax rate for continuing operations increased to 36.9% for the year ended December 31, 2010, as compared to 36.8% and 35.7% for the years ended December 31, 2009 and 2008, respectively. Our 2010 and 2009 effective rates reflect an increase in certain state income tax rates due to enacted law changes as well as the impact of our acquisition of NextRx. Our 2008 effective rate includes discrete tax adjustments resulting in a net tax benefit of $7.7 million attributable to lapses in the applicable statutes of limitations, favorable audit resolutions, and changes in our unrecognized tax benefits.

NET (LOSS) INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX

Net income from discontinued operations, net of tax, decreased $24.4 million from net income of $1.0 million in 2009 to a net loss of $23.4 million in 2010. This decrease is primarily attributable to the impairment charge of

$28.2 million recorded in the second quarter of 2010 in addition to the charges recorded upon the sale of PMG in the third quarter of 2010.

Net income from discontinued operations, net of tax, increased $0.8 million for the year ended December 31, 2009 compared to the same period of 2008. This increase is primarily due to the collection of IP outstanding accounts receivable which were fully reserved as well as a gain on the disposition of IP assets. These increases were partially offset by a decrease in PMG operating income due to volume.

NET INCOME AND EARNINGS PER SHARE

Net income increased $353.6 million, or 42.7%, for the year ended December 31, 2010 over 2009 and increased $51.5 million, or 6.6%, for the year ended December 31, 2009 over 2008.

On May 5, 2010, we announced a two-for-one stock split for stockholders of record on May 21, 2010 effective June 8, 2010. The split was effected in the form of a dividend by issuance of one additional share of common stock for each share of common stock outstanding. The earnings per share and the weighted average number of shares outstanding for basic and diluted earnings per share for each period have been adjusted for the stock split.

Basic and diluted earnings per share increased 39.5% and 39.1%, respectively, for the year ended December 31, 2010 over 2009. The increase is primarily due to operating results, as well as the repurchase of 26.9 million treasury shares during 2010. The impact of the treasury share repurchases is offset by an increase in shares outstanding as a result of the public offering in June 2009 (see Note 10 – Common stock). Basic and diluted earnings per share increased 0.6% and 1.3%, respectively for the year ended December 31, 2009 over 2008 primarily due to improved operating results partially offset by an increase in shares outstanding as a result of the public offering in June 2009 (see Note 10 – Common stock).

LIQUIDITY AND CAPITAL RESOURCES

OPERATING CASH FLOW AND CAPITAL EXPENDITURES

In 2010, net cash provided by continuing operations increased $353.1 million to $2,105.1 million. Changes in operating cash flows from continuing operations in 2010 were impacted by the following factors:

•	Net income from continuing operations increased $378.0 million in 2010 over 2009.

•	Depreciation and amortization included in net income in 2010 is $138.0 million higher than 2009 due primarily to amortization of the customer contracts related to the PBM agreement with WellPoint.

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The deferred tax provision increased $58.9 million in 2010 compared to 2009 reflecting a net change in taxable temporary differences primarily attributable to tax deductible goodwill associated with the NextRx acquisition.

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These increases were partially offset by lower cash inflows from working capital. Changes in working capital decreased $152.9 million from cash inflows of $628.9 million in the year ended December 31, 2009 to $476.0 million in the year ended December 31, 2010. The decrease was primarily related to net cash outflows for claims and rebates payable due to payments to clients and pharmacies for obligations acquired with NextRx, partially offset by collection of receivables from pharmaceutical manufacturers and clients due to the acquisition of NextRx.

•	Deferred financing fees in 2009 included a charge of $66.3 million related to the termination of the bridge loan for the financing of the NextRx acquisition.

In 2010, cash flows from discontinued operations decreased $7.2 million from cash provided of $19.5 million in 2009 to cash provided of $12.3 million in 2010. This was primarily due to a decrease in PMG net income and the 2009 collection of receivables as the IP balances wound down.

In 2009, net cash provided by continuing operations increased $660.9 million to $1,752.0 million. Changes in operating cash flows from continuing operations in 2009 were positively impacted by the following factors:

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Changes in working capital from continuing operations resulted in a cash inflow of $628.9 million in 2009 compared to $96.4 million in 2008. These inflows were primarily related to the collection of receivables from clients and pharmaceutical manufacturers prior to December 31, 2009; however, the offsetting payments to pharmacies and clients were not made until after year end in accordance with the terms of our client, pharmacy and rebate contracts. Increases in inventory of $20.1 million for purchases at discounted rates partially offset this cash inflow.

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Included in net income are non-cash charges of $106.7 million related to depreciation and amortization, representing an increase of $12.6 million over 2009, as well as $66.3 million related to the write-off of deferred financing fees.

•	Net income from continuing operations increased $50.7 million in 2009 over 2008.

•	The deferred tax provision from continuing operations increased $17.7 million 2009 over 2008 reflecting a net change in taxable temporary differences primarily attributable to tax deductible goodwill.

In 2009, cash flows from discontinued operations increased $7.6 million from cash provided of $11.9 million in 2008 to cash provided of $19.5 million in 2009. This was primarily due to the utilization of a tax benefit in the third quarter of 2009 and an increase in PMG working capital, offset by a decrease in PMG net income and a decrease in accounts receivable due to the timing of collections as the IP balances wound down.

As a percent of accounts receivable, our allowance for doubtful accounts for continuing operations was 3.8% and 3.7% at December 31, 2010 and 2009, respectively.

In 2010, net cash used in investing activities decreased $4,676.5 million over 2009 primarily due to the 2009 acquisition of the NextRx PBM Business. Capital expenditures decreased $27.6 million, or 18.7%, in 2010 as compared to 2009, and increased $63.7 million, or 76.0%, in 2009 as compared to 2008. Construction began on our new high volume pharmacy fulfillment facility in St. Louis, Missouri in the fourth quarter of 2009, and the facility opened in the second quarter of 2010. Capital expenditures related to this facility were $35.7 million in 2010 and $34.0 million in 2009. We intend to continue to invest in infrastructure and technology, which we believe will provide efficiencies in operations, facilitate growth and enhance the service we provide to our clients. We expect future capital expenditures will be funded primarily from operating cash flow or, to the extent necessary, with borrowings under our revolving credit facility, discussed below.

In December 2010, we announced our intent to build a new office facility in St. Louis, Missouri to consolidate our St. Louis presence onto our Headquarters campus. The facility is scheduled to be completed in the fourth quarter of 2011, and we anticipate capital expenditures of approximately $32.0 million and other costs of approximately $3.5 million related to this facility in 2011.

Net cash used in financing activities increased $6,110.0 million from cash provided of $3,587.0 million in 2009 to cash used of $2,523.0 in 2010. During 2010, we repurchased 26.9 million treasury shares for $1,276.2 million. Additionally, we repaid in full our Term 1 and Term A loans, resulting in total repayments on long term debt of $1,340.1 million during 2010 as compared to $420.1 million for 2009. On June 9, 2009, we issued Senior Notes resulting in net proceeds of $2,478.3 million which includes original issue discount of $8.4 million and financing costs of $13.3 million. In addition, on June 10, 2009, we completed a public offering of 52.9 million shares of common stock which resulted in net proceeds of $1,569.1 million after giving effect to the underwriting discount and issuance costs of $44.4 million. We used the net proceeds to finance a portion of the purchase price for the acquisition of NextRx. Offsetting these proceeds were financing fees of $56.3 million for the committed credit facility.

We anticipate that our current cash balances, cash flows from operations and our revolving credit facility will be sufficient to meet our cash needs and make scheduled payments for our contractual obligations and current capital commitments. However, if needs arise, we may decide to secure external capital to provide additional liquidity. New sources of liquidity may include additional lines of credit, term loans, or issuance of notes or common stock, all of which are allowable, with certain limitations, under our existing credit agreement.

STOCK REPURCHASE PROGRAM (reflecting the two-for-one stock split effective June 8, 2010)

We have a stock repurchase program, originally announced on October 25, 1996. Treasury shares are carried at first in, first out cost. There is no limit on the duration of the program. During 2010, we repurchased 26.9 million treasury shares for $1,276.2 million. As of December 31, 2010, there are 15.1 million shares remaining under this program. Additional share repurchases, if any, will be made in such amounts and at such times as we deem appropriate based upon prevailing market and business conditions and other factors.

ACQUISITIONS AND RELATED TRANSACTIONS (reflecting the two-for-one stock split effective June 8, 2010)

On December 1, 2009, we completed the purchase of 100% of WellPoint’s NextRx PBM Business in exchange for total consideration of $4.675 billion paid in cash. The working capital adjustment was finalized during the second quarter of 2010 and reduced the purchase price by $8.3 million, resulting in a final purchase price of $4.667 billion. The NextRx PBM Business is a national provider of PBM services, and we believe the acquisition will enhance our ability to achieve cost savings, innovations, and operational efficiencies which will benefit our customers and stockholders. The purchase price was primarily funded through the senior note and common stock offerings discussed above. Our PBM operating results include those of the NextRx PBM Business beginning on December 1, 2009, the date of acquisition (see Note 3 – Changes in business).

On July 22, 2008, we completed the acquisition of the Pharmacy Services Division of MSC - Medical Services Company (“MSC”), a privately held PBM, for a purchase price of $251.0 million, which includes a purchase price adjustment for working capital and transaction costs. MSC is a leader in providing PBM services to clients providing workers’ compensation benefits. The purchase price was funded through internally generated cash and temporary borrowings under our revolving credit facility. This acquisition is reported as part of our PBM segment and did not have a material effect on our consolidated financial statements (see Note 3 – Changes in business).

We are one of the founders of RxHub, an electronic exchange enabling physicians who use electronic prescribing technology to link to pharmacies, PBM companies, and health plans. On July 1, 2008, the merger of RxHub and SureScripts was announced. The new organization enables physicians to securely access health information when caring for their patients through a fast and efficient health exchange. We have retained one-sixth ownership in the merged company. Due to the decreased ownership percentage, the investment is being recorded using the cost method, under which dividends are the basis of recognition of earnings from an investment. This change did not have a material effect on our consolidated financial statements (see Note 5 – Joint venture).

We regularly review potential acquisitions and affiliation opportunities. We believe available cash resources, bank financing or the issuance of additional common stock or other securities could be used to finance future acquisitions or affiliations. There can be no assurance we will make new acquisitions or establish new affiliations in 2011 or thereafter.

SENIOR NOTES

On June 9, 2009, we issued $2.5 billion of Senior Notes, including $1.0 billion aggregate principal amount of 5.250% Senior Notes due 2012; $1.0 billion aggregate principal amount of 6.250% Senior Notes due 2014 and $500 million aggregate principal amount of 7.250% Senior Notes due 2019. The Senior Notes require interest to be paid semi-annually on June 15 and December 15. We may redeem some or all of each series of Senior Notes prior to maturity at a price equal to the greater of (1) 100% of the aggregate principal amount of any notes being redeemed, plus accrued and unpaid interest; or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, not including unpaid interest accrued to the redemption date, discounted to the redemption date on a semiannual basis at the treasury rate plus 50 basis points with respect to any notes being redeemed, plus in each case, unpaid interest on the notes being redeemed accrued to the redemption date. The Senior Notes are jointly and severally and fully and unconditionally guaranteed on a senior unsecured basis by most of our current and future 100% owned domestic subsidiaries (see Note 15 – Condensed consolidating financial information).

Financing costs of $13.3 million are being amortized over an average weighted period of 5.2 years and are reflected in other intangible assets, net in the consolidated balance sheet. We used the net proceeds for the acquisition of WellPoint’s NextRx PBM Business (see Note 3 – Changes in business).

BANK CREDIT FACILITY

On August 13, 2010, we entered into a credit agreement with a commercial bank syndicate providing for a three-year revolving credit facility of $750.0 million. In connection with entering into the credit agreement, we terminated in full the revolving facility under our prior credit agreement, entered into October 14, 2005 and due October 14, 2010. There was no outstanding balance in our prior revolving credit facility upon termination.

During the third quarter of 2010, we repaid the Term A and Term-1 loans in full. We made total Term loan payments of $1,340.0 million during the year ended December 31, 2010. At December 31, 2010, our credit agreement consists of a $750.0 million revolving credit facility (none of which was outstanding as of December 31, 2010) available for general corporate purposes.

The new credit agreement requires us to pay interest periodically on the London Interbank Offered Rates (“LIBOR”) or base rate options, plus a margin. The margin over LIBOR will range from 1.55% to 1.95%, depending on our consolidated leverage ratio. Under the credit agreement we are required to pay commitment fees on the unused portion of the $750.0 million revolving credit facility. The commitment fee will range from 0.20% to 0.30% depending on our consolidated leverage ratio. Financing costs of $3.9 million related to the new credit agreement are being amortized over three years and are reflected in other intangible assets, net in the consolidated balance sheet as of December 31, 2010.

The credit agreement contains covenants which limit our ability to incur additional indebtedness, create or permit liens on assets, and engage in mergers, consolidations, or disposals. The covenants also include a minimum interest coverage ratio and a maximum leverage ratio. At December 31, 2010, we believe we were in compliance in all material respects with all covenants associated with our new credit agreement.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

The following table sets forth our schedule of current maturities of our long-term debt as of December 31, 2010, future minimum lease payments due under noncancellable operating leases of our continuing operations, and purchase commitments (in millions):

	Payments Due by Period as of December 31, 2010
Contractual obligations	Total	2011	2012 – 2013	2014 – 2015	After 2016
Long-term debt(1)	$3,105.9	$151.3	$1,223.9	$1,103.8	$626.9
Future minimum lease payments(2)	196.1	35.9	56.8	47.6	55.8
Purchase commitments(3)	180.0	90.1	75.8	14.1	—

Total contractual cash obligations	$3,482.0	$277.3	$1,356.5	$1,165.5	$682.7

(1)	These payments exclude the interest expense on our revolving credit facility, which requires us to pay interest on LIBOR plus a margin. Our interest payments fluctuate with changes in LIBOR and in the margin over LIBOR we are required to pay (see “Bank Credit Facility”), as well as the balance outstanding on our revolving credit facility. Interest payments on our Senior Notes are fixed, and have been included in these amounts.
(2)	In July 2004, we entered into a capital lease with the Camden County Joint Development Authority in association with the development of our Patient Care Contact Center in St. Marys, Georgia. At December 31, 2010, our lease obligation is $5.8 million. In accordance with applicable accounting guidance, our lease obligation has been offset against $5.8 million of industrial revenue bonds issued to us by the Camden County Joint Development Authority.
(3)	These amounts consist of required future purchase commitments for materials, supplies, services and fixed assets in the normal course of business. We do not expect potential payments under these provisions to materially affect results of operations or financial condition. This conclusion is based upon reasonably likely outcomes derived by reference to historical experience and current business plans.

The gross liability for uncertain tax positions is $56.4 million and $56.1 million as of December 31, 2010 and 2009, respectively. We do not expect a significant payment related to these obligations to be made within the next twelve months. We are not able to provide a reasonable reliable estimate of the timing of future payments relating to the noncurrent obligations. Our net long-term deferred tax liability is $448.9 million and $361.6 million as of December 31, 2010 and 2009, respectively. Scheduling payments for deferred tax liabilities could be misleading since future settlements of these amounts are not the sole determining factor of cash taxes to be paid in future periods.

IMPACT OF INFLATION

Changes in prices charged by manufacturers and wholesalers for pharmaceuticals affect our revenues and cost of revenues. Most of our contracts provide that we bill clients based on a generally recognized price index for pharmaceuticals.

Item 8 — Consolidated Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Express Scripts, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders’ equity, and of cash flows present fairly, in all material respects, the financial position of Express Scripts, Inc. and its subsidiaries at December 31, 2010 and December 31, 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of the Annual Report on Form 10-K for the year ended December 31, 2010. Our responsibility is to express opinions on these financial statements, on the financial statement schedule and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for business combinations in 2009.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
St. Louis, Missouri

February 16, 2011, except with respect to our opinion on the consolidated financial statements and financial statement schedule insofar as it relates to the change in reportable segments as described in Note 13, as to which the date is October 25, 2011

EXPRESS SCRIPTS, INC.

CONSOLIDATED BALANCE SHEET

	December 31,
(in millions, except share data)	2010	2009
Assets
Current assets:
Cash and cash equivalents	$523.7	$1,070.4
Restricted cash and investments	16.3	9.1
Receivables, net	1,720.9	2,516.4
Inventories	382.4	313.0
Deferred taxes	86.0	135.0
Prepaid expenses	177.6	90.7
Other current assets	34.4	3.5
Current assets of discontinued operations	—	5.4

Total current assets	2,941.3	4,143.5
Property and equipment, net	372.7	347.1
Goodwill	5,486.2	5,497.1
Other intangible assets, net	1,725.0	1,880.8
Other assets	32.6	31.7
Noncurrent assets of discontinued operations	—	31.0

Total assets	$10,557.8	$11,931.2

Liabilities and stockholders’ equity
Current liabilities:
Claims and rebates payable	$2,666.5	$2,850.7
Accounts payable	656.7	706.4
Accrued expenses	593.9	549.2
Current maturities of long-term debt	0.1	1,340.1
Current liabilities of discontinued operations	—	10.4

Total current liabilities	3,917.2	5,456.8
Long-term debt	2,493.7	2,492.5
Other liabilities	540.3	430.1

Total liabilities	6,951.2	8,379.4

Commitments and contingencies (Note 12)
Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized, $0.01 par value per share; and no shares issued and outstanding	—	—
Common stock, 1,000,000,000 shares authorized, $0.01 par value; shares issued: 690,231,000 and 345,279,000, respectively; shares outstanding: 528,069,000 and 275,007,000, respectively	6.9	3.5
Additional paid-in capital	2,354.4	2,260.0
Accumulated other comprehensive income	19.8	14.1
Retained earnings	5,369.8	4,188.6

	7,750.9	6,466.2
Common stock in treasury at cost, 162,162,000 and 70,272,000 shares, respectively	(4,144.3)	(2,914.4)

Total stockholders’ equity	3,606.6	3,551.8

Total liabilities and stockholders’ equity	$10,557.8	$11,931.2

See accompanying Notes to Consolidated Financial Statements

EXPRESS SCRIPTS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,
(in millions, except per share data)	2010	2009	2008
Revenues(1)	$44,973.2	$24,722.3	$21,941.2
Cost of revenues(1)	42,015.0	22,298.3	19,910.6

Gross profit	2,958.2	2,424.0	2,030.6
Selling, general and administrative	887.3	926.5	756.3

Operating income	2,070.9	1,497.5	1,274.3

Other (expense) income:
Non-operating charges, net	—	—	(2.0)
Undistributed loss from joint venture	—	—	(0.3)
Interest income	4.9	5.3	13.0
Interest expense	(167.1)	(194.4)	(77.6)

	(162.2)	(189.1)	(66.9)

Income before income taxes	1,908.7	1,308.4	1,207.4
Provision for income taxes	704.1	481.8	431.5

Net income from continuing operations	1,204.6	826.6	775.9
Net (loss) income from discontinued operations, net of tax	(23.4)	1.0	0.2

Net income	$1,181.2	$827.6	$776.1

Weighted average number of common shares outstanding during the period:
Basic:	538.5	527.0	497.8
Diluted:	544.0	532.2	503.6
Basic earnings (loss) per share:
Continuing operations	$2.24	$1.57	$1.56
Discontinued operations	(0.04)	—	—
Net earnings	2.19	1.57	1.56
Diluted earnings (loss) per share:
Continuing operations	$2.21	$1.55	$1.54
Discontinued operations	(0.04)	—	—
Net earnings	2.17	1.56	1.54

(1)	Includes retail pharmacy co-payments of $6,181.4, $3,132.1, and $3,153.6 for the years ended December 31, 2010, 2009, and 2008, respectively.

See accompanying Notes to Consolidated Financial Statements

EXPRESS SCRIPTS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Number of Shares	Amount
(in millions)	Common Stock	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Retained Earnings	Treasury Stock	Total
Balance at December 31, 2007	318.9	$3.2	$564.5	$20.9	$2,584.9	$(2,477.1)	$696.4

Comprehensive income:
Net income	—	—	—	—	776.1	—	776.1
Other comprehensive income, Foreign currency translation adjustment	—	—	—	(14.7)	—	—	(14.7)

Comprehensive income	—	—	—	(14.7)	776.1	—	761.4
Treasury stock acquired	—	—	—	—	—	(494.4)	(494.4)
Common stock issued under employee plans, net of forfeitures and stock redeemed for taxes	—	—	0.6	—	—	4.0	4.6
Amortization of unearned compensation under employee plans	—	—	40.3	—	—	—	40.3
Exercise of stock options	—	—	(6.8)	—	—	34.5	27.7
Tax benefit relating to employee stock compensation	—	—	42.2	—	—	—	42.2

Balance at December 31, 2008	318.9	$3.2	$640.8	$6.2	$3,361.0	$(2,933.0)	$1,078.2

Comprehensive income:
Net income	—	—	—	—	827.6	—	827.6
Other comprehensive income, Foreign currency translation adjustment	—	—	—	7.9	—	—	7.9

Comprehensive income	—	—	—	7.9	827.6	—	835.5
Issuance of common stock, net of costs	26.4	0.3	1,568.8	—	—	—	1,569.1
Common stock issued under employee plans, net of forfeitures and stock redeemed for taxes	—	—	(3.0)	—	—	6.0	3.0
Amortization of unearned compensation under employee plans	—	—	44.6	—	—	—	44.6
Exercise of stock options	—	—	(4.6)	—	—	12.6	8.0
Tax benefit relating to employee stock compensation	—	—	13.4	—	—	—	13.4

Balance at December 31, 2009	345.3	$3.5	$2,260.0	$14.1	$4,188.6	$(2,914.4)	$3,551.8

Comprehensive income:
Net income	—	—	—	—	1,181.2	—	1,181.2
Other comprehensive income, Foreign currency translation adjustment	—	—	—	5.7	—	—	5.7

Comprehensive income	—	—	—	5.7	1,181.2	—	1,186.9
Stock split in form of dividend	345.1	3.4	(3.4)	—	—	—	—
Treasury stock acquired	—	—	—	—	—	(1,276.2)	(1,276.2)
Common stock issued under employee plans, net of forfeitures and stock redeemed for taxes	(0.2)	—	(14.5)	—	—	11.9	(2.6)
Amortization of unearned compensation under employee plans	—	—	49.7	—	—	—	49.7
Exercise of stock options	—	—	3.7	—	—	34.4	38.1
Tax benefit relating to employee stock compensation	—	—	58.9	—	—	—	58.9

Balance at December 31, 2010	690.2	$6.9	$2,354.4	$19.8	$5,369.8	$(4,144.3)	$3,606.6

See accompanying Notes to Consolidated Financial Statements

EXPRESS SCRIPTS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
(in millions)	2010	2009	2008
Cash flows from operating activities:
Net income	$1,181.2	$827.6	$776.1
Net loss (income) from discontinued operations, net of tax	23.4	(1.0)	(0.2)

Net income from continuing operations	1,204.6	826.6	775.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	244.7	106.7	94.1
Deferred income taxes	110.4	51.5	33.8
Employee stock-based compensation expense	49.7	44.6	40.2
Bad debt expense	5.2	24.1	30.0
Deferred financing fees	5.1	66.3	2.4
Other, net	9.4	3.3	18.3
Changes in operating assets and liabilities, net of changes resulting from acquisitions:
Receivables	793.0	(506.0)	23.7
Inventories	(70.2)	(58.1)	(38.0)
Other current and noncurrent assets	(90.0)	(68.6)	6.1
Claims and rebates payable	(186.7)	995.4	113.0
Other current and noncurrent liabilities	29.9	266.2	(8.4)

Net cash provided by operating activities—continuing operations	2,105.1	1,752.0	1,091.1
Net cash provided by operating activities—discontinued operations	12.3	19.5	11.9

Net cash flows provided by operating activities	2,117.4	1,771.5	1,103.0

Cash flows from investing activities:
Purchases of property and equipment	(119.9)	(147.5)	(83.8)
Purchase of short-term investments	(38.0)	(1,201.4)	—
Cash received from short-term investment	8.6	6.4	38.9
Proceeds from the sale of business	2.5	—	27.7
Acquisitions, net of cash acquired, and investment in joint venture	—	(4,672.6)	(251.5)
Sale of short-term investments	—	1,198.9	—
Short-term investment transferred from cash	—	—	(49.3)
Other	1.7	(4.3)	(0.6)

Net cash used in investing activities—continuing operations	(145.1)	(4,820.5)	(318.6)
Net cash used in investing activities—discontinued operations	(0.8)	(1.9)	(2.0)

Net cash used in investing activities	(145.9)	(4,822.4)	(320.6)

Cash flows from financing activities:
Repayment of long-term debt	(1,340.1)	(420.1)	(260.0)
Treasury stock acquired	(1,276.2)	—	(494.4)
Tax benefit relating to employee stock-based compensation	58.9	13.4	42.1
Net proceeds from employee stock plans	35.3	12.5	31.9
Deferred financing fees	(3.9)	(79.5)	—
Proceeds from long-term debt, net of discounts	—	2,491.6	—
Net proceeds from stock issuance	—	1,569.1	—
Other	3.0	—	—

Net cash (used in) provided by financing activities	(2,523.0)	3,587.0	(680.4)

Effect of foreign currency translation adjustment	4.8	3.6	(6.0)

Net (decrease) increase in cash and cash equivalents	(546.7)	539.7	96.0
Cash and cash equivalents at beginning of year	1,070.4	530.7	434.7

Cash and cash equivalents at end of year	$523.7	$1,070.4	$530.7

Supplemental data:
Cash paid during the year for:
Income tax payments, net of refunds	$601.4	$478.3	$342.4
Interest	162.3	185.8	72.9

See accompanying Notes to Consolidated Financial Statements

EXPRESS SCRIPTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of significant accounting policies

Organization and operations. We are one of the largest full-service pharmacy benefit management (“PBM”) companies in North America, providing healthcare management and administration services on behalf of clients that include health maintenance organizations, health insurers, third-party administrators, employers, union-sponsored benefit plans, workers’ compensation plans and government health programs. During the first quarter of 2009, we changed our reportable segments to PBM and Emerging Markets (“EM”). Segment disclosures for 2008 have been reclassified to reflect the new structure where appropriate. During the third quarter of 2011 we reorganized our FreedomFP line of business from our EM segment into our PBM segment. Segment disclosures for all years presented have been restated for comparability (see Note 13). Our integrated PBM services include network claims processing, home delivery services, patient care and direct specialty home delivery to patients, benefit design consultation, drug utilization review, formulary management, drug data analysis services, distribution of injectable drugs to patient homes and physician offices, bio-pharma services, fertility services to providers and patients, and fulfillment of prescriptions to low-income patients through manufacturer-sponsored patient assistance programs. Through our EM segment, we provide services including distribution of pharmaceuticals and medical supplies to providers and clinics and healthcare administration and implementation of consumer-directed healthcare solutions.

As noted above, we report segments on the basis of services offered and have determined we have two reportable segments: PBM and EM. Our domestic and Canadian PBM operating segments have similar characteristics and as such have been aggregated into a single PBM reporting segment.

Basis of presentation. The consolidated financial statements include our accounts and those of our wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in affiliated companies, 20% to 50% owned, are accounted for under the equity method. Certain amounts in prior years have been reclassified to conform to the current year presentation. The preparation of the consolidated financial statements conforms to generally accepted accounting principles in the United States, and requires us to make estimates and assumptions which affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates and assumptions.

Discontinued operations. On September 17, 2010, we completed the sale of our Phoenix Marketing Group (“PMG”) line of business. Upon classification as a discontinued operation in the second quarter of 2010, an impairment charge of $28.2 million was recorded to reflect goodwill and intangible asset impairment and the subsequent write-down of PMG assets to fair market value. The loss on the sale as well as other charges related to discontinued operations during the third quarter of 2010 totaled $8.3 million. These charges are included in net (loss) income from discontinued operations, net of tax in the consolidated statement of operations for the year ended December 31, 2010.

On June 30, 2008, we completed the sale of CuraScript Infusion Pharmacy, Inc. (“IP”), our infusion pharmacy line of business, for $27.5 million and recorded a pre-tax gain of approximately $7.4 million. On April 4, 2008, we completed the sale of Custom Medical Products, Inc. (“CMP”) and recorded a pre-tax loss of approximately $1.3 million. These amounts are included in net (loss) income from discontinued operations, net of tax in the consolidated statement of operations for the year ended December 31, 2008.

The results of operations for PMG, IP and CMP are reported as discontinued operations for all periods presented in the accompanying consolidated statement of operations. Additionally, for all periods presented, assets and liabilities of the discontinued operations are segregated in the accompanying consolidated balance sheet, and cash flows of our discontinued operations are segregated in our accompanying consolidated statement of cash flows (see Note 4 – Discontinued operations).

Cash and cash equivalents. Cash and cash equivalents include cash on hand and investments with original maturities of three months or less. We have banking relationships resulting in certain cash disbursement accounts being maintained by banks not holding our cash concentration accounts. As a result, cash disbursement accounts carrying negative book balances of $418.8 million and $330.8 million (representing outstanding checks not yet presented for payment) have been reclassified to claims and rebates payable, accounts payable and accrued expenses at December 31, 2010 and 2009, respectively. This reclassification restores balances to cash and current liabilities for liabilities to our vendors which have not been settled. No overdraft or unsecured short-term loan exists in relation to these negative balances.

We have restricted cash and investments in the amount of $16.3 million and $9.1 million at December 31, 2010 and 2009, respectively. These amounts consist of investments and cash which include participants’ health savings accounts, employers’ pre-funding amounts and Express Scripts Insurance Company (“ESIC”) amounts restricted for state insurance licensure purposes.

Accounts receivable. Based on our revenue recognition policies discussed below, certain claims at the end of a period are unbilled. Revenue and unbilled receivables for those claims are estimated each period based on the amount to be paid to network pharmacies and historical gross margin. Estimates are adjusted to actual at the time of billing. Historically, adjustments to our original estimates have been immaterial. As of December 31, 2010 and 2009, unbilled receivables for continuing operations were $911.3 million and $1,218.4 million, respectively. Unbilled receivables are billed to clients typically within 30 days based on the contractual billing schedule agreed upon with the client.

We provide an allowance for doubtful accounts equal to estimated uncollectible receivables. This estimate is based on the current status of each customer’s receivable balance as well as current economic and market conditions. Receivables are written off against the allowance only upon determination such amounts are not recoverable and all collection attempts have failed. As of December 31, 2010 and 2009, we have an allowance for doubtful accounts for continuing operations of $64.8 million and $93.4 million, respectively. As a percent of accounts receivable, our allowance for doubtful accounts for continuing operations was 3.8% and 3.7% at December 31, 2010 and 2009, respectively.

Inventories. Inventories consist of prescription drugs and medical supplies which are stated at the lower of first-in first-out cost or market.

Property and equipment. Property and equipment is carried at cost and is depreciated using the straight-line method over estimated useful lives of seven years for furniture and three to five years for equipment and purchased computer software. Buildings are amortized on a straight-line basis over estimated useful lives of ten years to thirty-five years. Leasehold improvements are amortized on a straight-line basis over the remaining term of the lease or the useful life of the asset, if shorter. Expenditures for repairs, maintenance and renewals are charged to income as incurred. Expenditures that improve an asset or extend its estimated useful life are capitalized. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

Research and development expenditures relating to the development of software for internal purposes are charged to expense until technological feasibility is established. Thereafter, the remaining software production costs up to the date placed into production are capitalized and included as property and equipment. Amortization of the capitalized amounts commences on the date placed into production, and is computed on a product-by-product basis using the straight-line method over the remaining estimated economic life of the product but not more than five years. Reductions, if any, in the carrying value of capitalized software costs to net realizable value are expensed. With respect to capitalized software costs, we recorded amortization expense of $23.2 million in 2010, $20.4 million in 2009 and $19.7 million in 2008.

Marketable securities. All investments not included as cash and cash equivalents are accounted for in accordance with applicable accounting guidance for investments in debt and equity securities. Management determines the appropriate classification of our marketable securities at the time of purchase and re-evaluates such determination at each balance sheet date. All marketable securities at December 31, 2010 and 2009 were recorded in other noncurrent assets on our consolidated balance sheet (see Note 2 – Fair value measurements).

Securities bought and held principally for the purpose of selling them in the near term are classified as trading securities. Trading securities are reported at fair value, which is based upon quoted market prices, with unrealized holding gains and losses included in earnings. We held trading securities, consisting primarily of mutual funds, totaling $13.5 million and $11.4 million at December 31, 2010 and 2009, respectively. We maintain our trading securities to offset changes in certain liabilities related to our deferred compensation plan discussed in Note 11 – Employee benefit plans and stock-based compensation plans. Net gain (loss) recognized on the trading portfolio was $1.5 million, $3.8 million, and $(5.2) million in 2010, 2009, and 2008, respectively.

Securities not classified as trading or held-to-maturity are classified as available-for-sale securities. Available-for-sale securities are reported at fair value, which is based upon quoted market prices, with unrealized holding gains and losses reported through other comprehensive income, net of applicable taxes. We held no securities classified as available for sale at December 31, 2010 or 2009.

Impairment of long lived assets. We evaluate whether events and circumstances have occurred which indicate the remaining estimated useful life of long lived assets, including other intangible assets, may warrant revision or the remaining balance of an asset may not be recoverable. The measurement of possible impairment is based on a comparison of the fair value of the related assets to the carrying value using discount rates that reflect the inherent risk of the underlying business. Impairment losses, if any, would be recorded to the extent the carrying value of the assets exceeds the implied fair value resulting from this calculation (see Note 4 – Discontinued operations and Note 7 – Goodwill and other intangibles).

Goodwill. Goodwill is evaluated for impairment annually or when events or circumstances occur indicating that goodwill might be impaired. In addition, we evaluate whether events or circumstances have occurred that may indicate an impairment in goodwill. The measurement of possible impairment is based on a comparison of the fair value of each reporting unit to the carrying value of the reporting unit’s assets. We determine reporting units based on component parts of our business one level below the segment level. Our reporting units represent businesses for which discrete financial information is available and reviewed regularly by segment management. Impairment losses, if any, would be determined based on the fair value of the individual assets and liabilities of the reporting unit, using discount rates that reflect the inherent risk of the underlying business. We would record an impairment charge to the extent the carrying value of goodwill exceeds the implied fair value of goodwill resulting from this calculation. This valuation process involves assumptions based upon management’s best estimates and judgments that approximate the market conditions experienced for our reporting units at the time the impairment assessment is made. These assumptions include, but are not limited to, earnings and cash flow projections, discount rate and peer company comparability. Actual results may differ from these estimates due to the inherent uncertainty involved in such estimates. No impairment existed for any of our reporting units at December 31, 2010 or 2009.

During 2010, we wrote off $22.1 million of goodwill in connection with the classification of PMG as a discontinued operation.

Other intangible assets. Other intangible assets include, but are not limited to, customer contracts and relationships, non-compete agreements, deferred financing fees and trade names. Other intangible assets, excluding customer contracts, customer relationships and trade names, are recorded at cost. Customer contracts and relationships are valued at fair market value when acquired using the income method. Customer contracts and relationships related to our 10-year contract with WellPoint, Inc. (“WellPoint”) under which we provide pharmacy benefit management services to WellPoint and its designated affiliates (“the PBM agreement”) are being amortized using a modified pattern of benefit method over an estimated useful life of 15 years. All other intangible assets, excluding trade names which have an indefinite life, are amortized on a straight-line basis, which approximates the pattern of benefit, over periods from 5 to 20 years for customer-related intangibles and 3 to 10 years for other intangible assets (see Note 7 – Goodwill and other intangibles).

The amount of other intangible assets reported is net of accumulated amortization of $383.6 million and $234.5 million at December 31, 2010 and 2009, respectively. Amortization expense for our continuing operations for customer-related intangibles and non-compete agreements included in selling, general and administrative expense was $40.7 million, $34.7 million, and $33.2 million for the years ended December 31, 2010, 2009, and 2008, respectively. In accordance with applicable accounting guidance, amortization expense for our continuing operations of $114.0 million and $9.5 million (for one month in 2009) for customer contracts related to the PBM agreement has been included as an offset to revenue for the year ended December 31, 2010 and 2009, respectively. Amortization expense for our continuing operations for deferred financing fees included in interest expense was $5.1 million, $4.0 million and $2.4 million in 2010, 2009 and 2008, respectively.

Self-insurance accruals. We maintain insurance coverage for claims that arise in the normal course of business. Where insurance coverage is not available, or, in our judgment, is not cost-effective, we maintain self-insurance accruals to reduce our exposure to future legal costs, settlements and judgments. Self-insured losses are accrued based upon estimates of the aggregate liability for the costs of uninsured claims incurred using certain actuarial assumptions followed in the insurance industry and our historical experience (see Note 12 – Commitments and contingencies). It is not possible to predict with certainty the outcome of these claims, and we can give no assurances any losses, in excess of our insurance and any self-insurance accruals, will not be material.

Fair value of financial instruments. The carrying value of cash and cash equivalents, restricted cash and investments, accounts receivable, claims and rebates payable, and accounts payable approximated fair values due to the short-term maturities of these instruments. The fair value, which approximates the carrying value, of our bank credit facility was estimated using either quoted market prices or the current rates offered to us for debt with similar maturity (see Note 2 – Fair value measurements).

Revenue recognition. Revenues from our PBM segment are earned by dispensing prescriptions from our home delivery and specialty pharmacies, processing claims for prescriptions filled by retail pharmacies in our networks, and providing services to drug manufacturers, including administration of discount programs (see also “Rebate accounting” below).

Revenues from dispensing prescriptions from our home delivery pharmacies are recorded when prescriptions are shipped. At the time of shipment, our earnings process is complete: the obligation of our customer to pay for the drugs is fixed, and, due to the nature of the product, the member may not return the drugs nor receive a refund.

Revenues from our specialty line of business are from providing medications/pharmaceuticals for diseases that rely upon high-cost injectable, infused, oral, or inhaled drugs which have sensitive handling and storage needs, bio-pharmaceutical services including marketing, reimbursement and customized logistics solutions, and providing fertility services to providers and patients. Specialty revenues earned by our PBM segment are recognized at the point of shipment. At the time of shipment, we have performed substantially all of our obligations under our customer contracts and do not experience a significant level of reshipments. Appropriate reserves are recorded for discounts and contractual allowances which are estimated based on historical collections over a recent period. Any differences between our estimates and actual collections are reflected in operations in the period in which payment is received. Differences may result in the amount and timing of our revenues for any period if actual performance varies from our estimates. Allowances for returns are estimated based on historical return trends.

Revenues from our PBM segment are also derived from the distribution of pharmaceuticals requiring special handling or packaging where we have been selected by the pharmaceutical manufacturer as part of a limited distribution network and the distribution of pharmaceuticals through Patient Assistance Programs where we receive a fee from the pharmaceutical manufacturer for administrative and pharmacy services for the delivery of certain drugs free of charge to doctors for their low-income patients. These revenues include administrative fees received from these programs.

Revenues related to the distribution of prescription drugs by retail pharmacies in our networks consist of the prescription price (ingredient cost plus dispensing fee) negotiated with our clients, including the portion to be settled directly by the member (co-payment), plus any associated administrative fees. These revenues are recognized when the claim is processed. When we independently have a contractual obligation to pay our network pharmacy providers for benefits provided to our clients’ members, we act as a principal in the arrangement and we include the total prescription price as revenue in accordance with applicable accounting guidance. Although we generally do not have credit risk with respect to retail co-payments, the primary indicators of gross treatment are present. When a prescription is presented by a member to a retail pharmacy within our network, we are solely responsible for confirming member eligibility, performing drug utilization review, reviewing for drug-to-drug interactions, performing clinical intervention, which may involve a call to the member’s physician, communicating plan provisions to the pharmacy, directing payment to the pharmacy and billing the client for the amount it is contractually obligated to pay us for the prescription dispensed, as specified within our client contracts. We also provide benefit design and formulary consultation services to clients. We have separately negotiated contractual relationships with our clients and with network pharmacies, and under our contracts with pharmacies we assume the credit risk of our clients’ ability to pay for drugs dispensed by these pharmacies to clients’ members. Our clients are not obligated to pay the pharmacies as we are primarily obligated to pay retail pharmacies in our network the contractually agreed upon amount for the prescription dispensed, as specified within our provider contracts. These factors indicate we are a principal as defined by applicable accounting guidance and, as such, we record the total prescription price contracted with clients in revenue.

If we merely administer a client’s network pharmacy contracts to which we are not a party and under which we do not assume credit risk, we record only our administrative fees as revenue. For these clients, we earn an administrative fee for collecting payments from the client and remitting the corresponding amount to the pharmacies in the client’s network. In these transactions we act as a conduit for the client. Because we are not the principal in these transactions, drug ingredient cost is not included in our revenues or in our cost of revenues.

In retail pharmacy transactions, amounts paid to pharmacies and amounts charged to clients are always exclusive of the applicable co-payment. Retail pharmacy co-payments, which we instructed retail pharmacies to collect from members, of $6.2 billion, $3.1 billion and $3.2 billion for the years ended December 31, 2010, 2009, and 2008, respectively, are included in revenues and cost of revenues. We changed our accounting policy for member co-payments during the third quarter of 2008 to include member co-payments to retail pharmacies in revenue and cost of revenue. Retail pharmacy co-payments increased in the year ended December 31, 2010 as compared to 2009 due to the acquisition of NextRx and the new contract with the Department of Defense (“DoD”), partially offset by an increase in generic utilization. Retail pharmacy co-payments decreased in the year ended December 31, 2009 as compared to 2008 due to the expected loss of discount card programs and other low margin clients, as well as an increase in generic utilization.

Many of our contracts contain terms whereby we make certain financial and performance guarantees, including the minimum level of discounts or rebates a client may receive, generic utilization rates, and various service guarantees. These clients may be entitled to performance penalties if we fail to meet a financial or service guarantee. Actual performance is compared to the guarantee for each measure throughout the period, and accruals are recorded as an offset to revenue if we determine that our performance against the guarantee indicates a potential liability. These estimates are adjusted to actual when the guarantee period ends, and we have either met the guaranteed rate or paid amounts to clients. Historically, adjustments to our original estimates have been immaterial.

We bill our clients based upon the billing schedules established in client contracts. At the end of a period, any unbilled revenues related to the sale of prescription drugs that have been adjudicated with retail pharmacies are estimated based on the amount we will pay to the pharmacies and historical gross margin. Those amounts due from our clients are recorded as revenue as they are contractually due to us for past transactions. Adjustments are made to these estimated revenues to reflect actual billings at the time clients are billed; historically, these adjustments have not been material.

In accordance with applicable accounting guidance, amortization of $114.0 million and $9.5 million for customer contracts related to the PBM agreement with WellPoint has been included as an offset to revenues for the years ended December 31, 2010 and 2009, respectively.

Revenues from our EM segment are earned from the distribution of pharmaceuticals and medical supplies to providers and clinics. These revenues are recognized at the point of shipment. At the time of shipment, we have performed substantially all of our obligations under our customer contracts and do not experience a significant level of reshipments. Appropriate reserves are recorded for discounts and contractual allowances which are estimated based on historical collections over a recent period. Any differences between our estimates and actual collections are reflected in operations in the period in which payment is received. Differences may result in the amount and timing of our revenues for any period if actual performance varies from our estimates. Allowances for returns are estimated based on historical return trends.

Rebate accounting. We administer a rebate program through which we receive rebates and administrative fees from pharmaceutical manufacturers. Rebates and administrative fees earned for the administration of this program, performed in conjunction with claim processing and home delivery services provided to clients, are recorded as a reduction of cost of revenue and the portion of the rebate and administrative fees payable to customers is treated as a reduction of revenue. The portion of rebates and administrative fees payable to clients is estimated based on historical and/or anticipated sharing percentages. These estimates are adjusted to actual when amounts are paid to clients. We record rebates and administrative fees receivable from the manufacturer and payable to clients when the prescriptions covered under contractual agreements with the manufacturers are dispensed; these amounts are not dependent upon future pharmaceutical sales. Rebates and administrative fees billed to manufacturers are determinable when the drug is dispensed. We pay all or a contractually agreed upon portion of such rebates to our clients.

Cost of revenues. Cost of revenues includes product costs, network pharmacy claims payments, co-payments, and other direct costs associated with dispensing prescriptions, including shipping and handling (see also “Revenue Recognition” and “Rebate Accounting”). We changed our accounting policy for member co-payments during the third quarter of 2008 to include member co-payments to retail pharmacies in revenue and cost of revenue.

Income taxes. Deferred tax assets and liabilities are recognized based on temporary differences between financial statement basis and tax basis of assets and liabilities using presently enacted tax rates. We account for uncertainty in income taxes as described in Note 9 – Income taxes.

Employee stock-based compensation. Grant-date fair values of stock options and “stock-settled” stock appreciation rights (“SSRs”) are estimated using a Black-Scholes valuation model. Compensation expense is reduced based on estimated forfeitures with adjustments recorded at the time of vesting when actual forfeitures are greater than estimates. Forfeitures are estimated based on historical experience. We use an accelerated method of recognizing compensation cost for awards with graded vesting, which essentially treats the grant as three separate awards, with vesting periods of 12, 24 and 36 months for those grants that vest over three years. The majority of our stock-based awards have three-year vesting.

See Note 11 – Employee benefit plans and stock-based compensation for more information regarding stock-based compensation plans.

Earnings per share (reflecting the two-for-one stock split effective June 8, 2010). Basic earnings per share (“EPS”) is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed in the same manner as basic earnings per share but adds the number of additional common shares that would have been outstanding for the period if the dilutive potential common shares had been issued. All shares are calculated under the “treasury stock” method. The following is the reconciliation between the number of weighted average shares used in the basic and diluted earnings per share calculation for all periods (amounts are in millions):

	2010	2009	2008
Weighted average number of common shares outstanding during the period – Basic EPS(1)	538.5	527.0	497.8
Dilutive common stock equivalents:
Outstanding stock options, SSRs, restricted stock units, and executive deferred compensation units(2)	5.5	5.2	5.8

Weighted average number of common shares outstanding during the period – Diluted EPS(1)	544.0	532.2	503.6

(1)	The increase in the weighted average number of common shares outstanding for the year ended December 31, 2010 for Basic and Diluted EPS resulted from the 52.9 million shares issued in the common stock offering on June 10, 2009, partially offset by the repurchase of 26.9 million treasury shares during the year ended December 31, 2010. The increase in the weighted average number of common shares outstanding for the year ended December 31, 2009 for Basic and Diluted EPS resulted from the 52.9 million shares issued in the common stock offering on June 10, 2009.
(2)	Excludes awards of 2.8 million, 1.6 million, and 0.8 million for the years ended December 31, 2010, 2009 and 2008, respectively. These were excluded because their effect was anti-dilutive.

Foreign currency translation. The financial statements of our foreign subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and a weighted average exchange rate for each period for revenues, expenses, gains and losses. The functional currency for our foreign subsidiaries is the local currency and cumulative translation adjustments (credit balances of $19.8 million and $14.1 million at December 31, 2010 and 2009, respectively) are recorded within the accumulated other comprehensive income component of stockholders’ equity.

Comprehensive income. In addition to net income, our components of comprehensive income (net of taxes) are foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities. We recognized foreign currency translation adjustments of $5.7 million, $7.9 million and ($14.7) million for the years ending December 31, 2010, 2009 and 2008, respectively. We have displayed comprehensive income within the Statement of Changes in Stockholders’ Equity.

New accounting guidance. In December 2007, the Financial Accounting Standards Board (“FASB”) revised the authoritative guidance for business combinations. The guidance changes the definitions of a business and a business combination, and will result in more transactions recorded as business combinations. Certain acquired contingencies will be recorded initially at fair value on the acquisition date, transaction and restructuring costs generally will be expensed as incurred and in partial acquisitions, companies generally will record 100 percent of the assets and liabilities at fair value, including goodwill. In April 2009, the FASB amended guidance which clarifies the accounting for assets acquired and liabilities assumed in a business combination that arise from contingencies. The guidance is effective as of January 1, 2009. We have accounted for the NextRx business combination, and will account for all future business combinations, under this guidance (see Note 3 – Changes in business).

In April 2008, the FASB issued authoritative guidance which intends to improve the consistency between the useful life of an intangible asset and the period of expected cash flows used to measure the fair value of the asset. The guidance is effective for fiscal years beginning after December 15, 2008. These provisions were applied to intangible assets acquired as part of the NextRx business combination and will be applied to future intangible assets acquired.

In June 2009, the FASB issued authoritative guidance which identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (“GAAP”) in the United States. This guidance is effective for financial statements issued for interim and annual periods ending after September 15, 2009. Adoption of the guidance did not have an impact on our financial position, results of operations, or cash flows.

2.	Fair value measurements

FASB guidance regarding fair value measurement establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets for identical assets or liabilities; Level 2, defined as inputs other than quoted prices for similar assets and liabilities in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Financial assets accounted for at fair value on a recurring basis at December 31, 2010 and 2009 include cash equivalents of $426.3 million and $909.8 million, restricted cash and investments of $16.3 million and $9.1 million, and trading securities of $13.5 million and $11.4 million (included in other assets), respectively. These assets are carried at fair value based on quoted market prices for identical securities (Level 1 inputs). Cash equivalents include investments in AAA-rated money market mutual funds with maturities of less than 90 days.

FASB guidance allows a company to elect to measure eligible financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings at each subsequent reporting date. Eligible items include, but are not limited to, accounts and loans receivable, equity method investments, accounts payable, guarantees, issued debt and firm commitments. Currently, we have not elected to account for any of our eligible items using the fair value option under this guidance.

In April 2009, the FASB issued (1) guidance on determining fair value when market activity has decreased, (2) guidance which addresses other-than-temporary impairments for debt securities; and (3) guidance that discusses fair value disclosures for financial instruments in interim periods. The guidance is effective for interim and annual periods ending after June 15, 2009 and the adoption did not have a material impact on our financial statements.

The carrying value of cash and cash equivalents, restricted cash and investments, accounts receivable, claims and rebates payable, and accounts payable approximated fair values due to the short-term maturities of these instruments. The fair value, which approximates the carrying value, of our bank credit facility was estimated using either quoted market prices or the current rates offered to us for debt with similar maturity. The carrying values and the fair values of our Senior Notes are shown in the following table:

	December 31, 2010		December 31, 2009
(in millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
5.25% senior notes due 2012, net of unamortized discount	$999.6	$1,056.0	$999.4	$1,068.6
6.25% senior notes due 2014, net of unamortized discount	996.9	1,116.0	996.1	1,095.7
7.25% senior notes due 2019, net of unamortized discount	497.1	586.3	496.8	591.6

Total	$2,493.6	$2,758.3	$2,492.3	$2,755.9

The fair values of our Senior Notes were estimated based on quoted prices in active markets for identical securities (Level 1 inputs). In determining the fair value of liabilities, we took into consideration the risk of nonperformance. Nonperformance risk refers to the risk that the obligation will not be fulfilled and affects the value at which the liability would be transferred to a market participant. This risk did not have a material impact on the fair value of our liabilities.

3.	Changes in business

Acquisitions. On December 1, 2009, we completed the purchase of 100% of the shares and equity interests of the NextRx PBM Business from WellPoint in exchange for total consideration of $4.675 billion paid in cash. The working capital adjustment was finalized during the second quarter of 2010 and reduced the purchase price by $8.3 million, resulting in a final purchase price of $4.667 billion. The NextRx PBM Business is a national provider of PBM services, and we believe the acquisition will enhance our ability to achieve cost savings, innovations, and operational efficiencies which will benefit our customers and stockholders. The purchase price was primarily funded through a $2.5 billion underwritten public offering of senior notes completed on June 9, 2009, resulting in net proceeds of $2,478.3 million, and a public offering of 52.9 million shares of common stock completed June 10, 2009, resulting in net proceeds of $1,569.1 million. This acquisition is reported as part of our PBM segment. For the year ended December 31, 2009, we incurred transaction costs of $61.1 million related to the acquisition which are included in selling, general and administrative expense. In accordance with the accounting guidance for business combinations which became effective in 2009, the transaction costs were expensed as incurred. Our PBM operating results include those of the NextRx PBM Business beginning on December 1, 2009, the date of acquisition.

The parties have agreed to make an election under Section 338(h)(10) of the Internal Revenue Code with respect to the transaction which results in the goodwill and other intangibles generated being tax deductible over 15 years. We estimate the value of such election to us to be between $800 million and $1.2 billion dependent upon the discount factor and tax rate assumed. This benefit will be realized over the 15 year period as the goodwill and other intangibles are amortized and deducted for tax purposes. There was no separate asset related to this tax benefit recorded in our consolidated financial statements upon close of the acquisition as the tax basis of these assets was equal to their book basis. Additionally, at the closing of the acquisition, we entered into a 10-year contract with WellPoint, the PBM agreement, under which we provide pharmacy benefits management services to WellPoint and its designated affiliates which were previously provided by NextRx. The services provided under the PBM agreement include retail network pharmacy management, home delivery and specialty pharmacy services, drug formulary management, claims adjudication and other services consistent with those provided to other PBM clients. These services are provided to HMOs, health insurers, third-party administrators, employers, union-sponsored benefit plans, workers’ compensation plans and government health programs, which is consistent with our current customer base.

The following unaudited pro forma information presents a summary of our combined results of operations and those of the NextRx PBM Business for the year ended December 31, 2009 as if the acquisition and financing transactions had occurred at January 1, 2009, along with certain pro forma adjustments to give effect to amortization of other intangible assets, interest expense on acquisition debt and other adjustments. This information is presented with actual results from the year ended December 31, 2010 for comparative purposes. The following pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effected on the assumed date, nor is it necessarily an indication of trends in future results for a number of reasons, including but not limited to, differences between the assumptions used to prepare the pro forma information, cost savings from operating efficiencies, differences resulting from the 10-year contract with WellPoint, potential synergies, and the impact of incremental costs incurred in integrating the PBM business:

	Year Ended December 31,
(in millions, except per share data)	2010	2009
Total revenues	$44,973.2	$39,143.2
Net income from continuing operations	1,204.6	1,062.9
Basic earnings per share from continuing operations	2.24	1.94
Diluted earnings per share from continuing operations	$2.21	$1.92

The purchase price has been allocated based upon the estimated fair value of net assets acquired and liabilities assumed at the date of the acquisition. We completed our final purchase price allocation during the fourth quarter of 2010. All adjustments were immaterial individually and in the aggregate. The components of the final purchase price allocation for NextRx are as follows:

Allocation of Purchase Price (in millions):
Current assets	$943.8
Property and equipment	42.7
Acquired intangible assets	1,585.0
Goodwill	2,668.9
Liabilities assumed	(573.7)

Total	$4,666.7

The values of the tangible net assets in the above table are representative of the fair values of those assets and liabilities. The current assets of $943.8 million are primarily comprised of pharmaceutical manufacturer rebate receivables, which have historically experienced better collection rates than other customer trade receivables. As a result, the allowance for doubtful accounts related to these receivables is lower than our book of business average. The liabilities assumed of $573.7 million are primarily comprised of rebates payable to clients.

A portion of the excess of purchase price over tangible net assets acquired has been allocated to intangible assets consisting of customer contracts in the amount of $1,585.0 million. Of this amount, $65.0 million related to external customers is being amortized using the straight-line method over an estimated useful life of 10 years. An additional $1,520.0 million related to the PBM agreement with WellPoint is being amortized using a pattern of benefit method over an estimated useful life of 15 years, with a greater portion of the expense recorded in the first five years. The amortization of the value ascribed to the PBM agreement is reflected as a reduction of revenue. These assets are included in other intangible assets on the consolidated balance sheet. The acquired intangible assets were valued using an income approach.

The excess of purchase price over tangible net assets and identified intangible assets acquired has been allocated to goodwill in the amount of $2,668.9 million. The goodwill is the residual value after identified assets are separately valued and represents the result of expected buyer-specific synergies derived from our ability to drive growth in generic and mail order utilization, supply chain savings from both drug manufacturers and the retail network, and the tax benefits derived from the Section 338(h)(10) election under the Internal Revenue Code. All goodwill recognized as part of the NextRx acquisition is reported under our PBM segment.

During the second quarter of 2010, we recorded a pre-tax benefit of $30.0 million related to the amendment of a client contract which relieved us of certain contractual guarantees. This amount was originally accrued in the NextRx opening balance sheet. In accordance with business combination accounting guidance, the reversal of the accrual was recorded in revenue, since it relates to client guarantees, upon amendment of the contract during the second quarter of 2010.

On July 22, 2008, we completed the acquisition of the Pharmacy Services Division of MSC – Medical Services Company (“MSC”), a privately held PBM, for a purchase price of $251.0 million. MSC is a leader in providing PBM services to clients providing workers’ compensation benefits. The purchase price was funded through internally generated cash and temporary borrowings under the revolving credit facility. This acquisition is reported as part of our PBM segment.

4.	Discontinued operations

On September 17, 2010, we completed the sale of our PMG line of business. During the second quarter of 2010, we concluded that PMG was no longer core to our future operations and committed to a plan to dispose of the business. As a result, PMG was classified as a discontinued operation beginning in the second quarter of 2010, and an impairment charge of $28.2 million was recorded to reflect goodwill and intangible asset impairment and the subsequent write-down of PMG assets to fair market value. The loss on the sale as well as other charges related to discontinued operations during the third quarter of 2010 totaled $8.3 million. These charges are included in the “Net (loss) income from discontinued operations, net of tax” line item in the accompanying statement of operations for the year ended December 31, 2010.

Prior to being classified as a discontinued operation, PMG was included in our Emerging Markets (“EM”) segment. PMG was headquartered in Lincoln Park, New Jersey and provided outsourced distribution and verification services to pharmaceutical manufacturers.

On June 30, 2008, we completed the sale of IP, our infusion pharmacy line of business, for $27.5 million and recorded a pre-tax gain of approximately $7.4 million. The gain is included in the “Net (loss) income from discontinued operations, net of tax” line item in the accompanying statement of operations for the year ended December 31, 2008. Rights to certain working capital balances related to IP were not sold and are retained on the balance sheet as of December 31, 2009. These balances were settled during the year ended December 31, 2010, and were not material.

IP was identified as available for sale during the fourth quarter of 2007 as we considered it non-core to our future operations. IP was headquartered in Louisville, Kentucky and operated twelve infusion pharmacies in six states. IP offered a broad range of infused therapies in the home to patients with acute or chronic conditions. Prior to being classified as a discontinued operation, IP was included in our former Specialty and Ancillary Services (“SAAS”) segment.

On April 4, 2008, we completed the sale of CMP and recorded a pre-tax loss of approximately $1.3 million which is included in the “Net (loss) income from discontinued operations, net of tax” line item in the accompanying statement of operations for the year ended December 31, 2008. CMP, which assembled customer medical kits containing various types of medical supplies, was included in our former SAAS segment prior to being classified as a discontinued operation.

The results of operations for PMG, IP and CMP are reported as discontinued operations for all periods presented in the accompanying consolidated statements of operations in accordance with applicable accounting guidance. Additionally, for all periods presented, assets and liabilities of the discontinued operations are segregated in the accompanying consolidated balance sheets, and cash flows of our discontinued operations are segregated in our accompanying consolidated statement of cash flows.

Certain information with respect to discontinued operations for the year ended December 31, 2010, 2009, and 2008 is summarized as follows:

(in millions)	2010	2009	2008
Revenues	$16.5	$26.6	$81.5
Net (loss) income from discontinued operations, net of tax	(23.4)	1.0	0.2
Income tax benefit (expense) from discontinued operations	12.9	(1.8)	(2.8)

5.	Joint venture

On July 1, 2008, the merger of RxHub and SureScripts was announced. We are one of the founders of RxHub, an electronic exchange enabling physicians who use electronic prescribing technology to link to pharmacies, PBM companies and health plans. The organization enables physicians to securely access health information through a fast and efficient health exchange when caring for their patients. We retain one-sixth ownership in the merged company. Due to the decreased ownership percentage, the investment is recorded under the cost method, under which dividends are the basis of recognition of earnings from an investment. Prior to the merger, the investment in RxHub was recorded using the equity method of accounting, which required our percentage interest in RxHub’s results to be recorded in our consolidated statement of operations. Our percentage of RxHub’s loss for 2008 was $0.3 million, and has been recorded in other (expense) income, net, in the consolidated statement of operations. Our investment in RxHub (approximately $0.8 million at December 31, 2009) is recorded in other assets in our consolidated balance sheet. In July 2010, we received a cash distribution of $1.4 million from RxHub. Upon receipt of this distribution, we reduced the value of the investment to zero. The remaining balance of $0.6 million is recorded in interest income in the consolidated statement of operations.

6.	Property and equipment

Property and equipment of our continuing operations, at cost, consists of the following:

	December 31,
(in millions)	2010	2009
Land and buildings	$11.2	$11.2
Furniture	40.6	41.0
Equipment	308.8	293.4
Computer software	342.5	295.5
Leasehold improvements	94.6	63.6

Total Property and equipment	797.7	704.7
Less accumulated depreciation	(425.0)	(357.6)

Property and equipment, net	$372.7	$347.1

Depreciation expense for our continuing operations in 2010, 2009 and 2008 was $91.9 million, $62.4 million, and $60.9 million, respectively. Internally developed software, net of accumulated depreciation, for our continuing operations was $72.9 million and $60.2 million at December 31, 2010 and 2009, respectively. We capitalized $34.2 million of internally developed software during 2010.

In July 2004, we entered into a capital lease with the Camden County Joint Development Authority in association with the development of our Patient Care Contact Center in St. Marys, Georgia (see Note 12 – Commitments and contingencies).

Under certain of our operating leases for facilities in which we operate home delivery and specialty pharmacies, we are required to remove improvements and equipment upon surrender of the property to the landlord and convert the facilities back to office space. Our asset retirement obligation for our continuing operations was $5.5 million at both December 31, 2010 and 2009.

In the fourth quarter of 2010, we announced our intent to cease fulfilling prescriptions from our home delivery dispensing pharmacy in Bensalem, Pennsylvania, effective in the first quarter of 2011. We currently intend to maintain the location and all necessary permits and licenses to be able to utilize the facility for business continuity planning purposes. We also maintain a non-dispensing order processing facility in the Bensalem, Pennsylvania area, which will remain operational. Based on our assessments of potential use and our intents for this location, we consider the Bensalem dispensing pharmacy facility to be temporarily idle, and have not modified the method or useful life used to depreciate the related assets.

7.	Goodwill and other intangibles

The following is a summary of our goodwill and other intangible assets (amounts in millions):

	December 31, 2010			December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Goodwill
PBM(1)	$5,513.1	$(107.4)	$5,405.7	$5,523.9	$(107.3)	$5,416.6
EM(1)	80.5	—	80.5	80.5	—	80.5

	$5,593.6	$(107.4)	$5,486.2	$5,604.4	$(107.3)	$5,497.1

Other intangible assets
PBM
Customer contracts	$2,018.7	$(346.4)	$1,672.3	$2,018.3	$(197.8)	$1,820.5
Other(2)	20.8	(5.0)	15.8	27.9	(10.9)	17.0

	2,039.5	(351.4)	1,688.1	2,046.2	(208.7)	1,837.5

EM
Customer relationships	68.4	(32.2)	36.2	68.4	(25.8)	42.6
Other	0.7	—	0.7	0.7	—	0.7

	69.1	(32.2)	36.9	69.1	(25.8)	43.3

Total other intangible assets	$2,108.6	$(383.6)	$1,725.0	$2,115.3	$(234.5)	$1,880.8

(1)	As discussed in Note 13 – Segment Information, during the third quarter of 2011 we reorganized our FreedomFP line of business from our EM segment into our PBM segment. All amounts at December 31, 2010 and 2009 have been restated for comparability.
(2)	Changes in other intangible assets are a result of the write-off of $11.0 million of deferred financing fees related to the credit facility terminated during 2010 and the capitalization of $3.9 million of deferred financing fees related to the new credit facility (see Note 8 – Financing).

The change in the net carrying value of goodwill by business segment is shown in the following table:

(in millions)	PBM	EM(3)	Total
Balance at December 31, 2008	$2,778.5	$80.5	$2,859.0
Acquisitions(1)	2,686.7	—	2,686.7
Foreign currency translation and other	(48.6)	—	(48.6)

Balance at December 31, 2009	$5,416.6	$80.5	$5,497.1

Adjustment to purchase price allocation(2)	(17.8)	—	(17.8)
Foreign currency translation and other	6.9	—	6.9

Balance at December 31, 2010	$5,405.7	$80.5	$5,486.2

(1)	Represents the acquisition of NextRx in December 2009.
(2)	Represents adjustments to purchase price, including settlement of working capital adjustment.
(3)	Excludes discontinued operations of PMG.

The aggregate amount of amortization expense of other intangible assets for our continuing operations was $159.8 million, $114.6 million and $35.6 million for the year ended December 31, 2010, 2009 and 2008, respectively. Amortization expense for the year ended December 31, 2009 includes $66.3 million of fees incurred, recorded in interest expense in the consolidated statement of operations, related to the termination of the bridge loan for the financing of the NextRx acquisition. Additionally, in accordance with applicable accounting guidance, amortization of $114.0 million and $9.5 million for customer contracts related to the PBM agreement has been included as an offset to revenues for the year ended December 31, 2010 and 2009, respectively. The future aggregate amount of amortization expense of other intangible assets for our continuing operations is expected to be approximately $158.8 million for 2011, $158.1 million for 2012, $156.9 million for 2013, $151.3 million for 2014 and $133.1 million for 2015. The weighted average amortization period of intangible assets subject to amortization is 15 years in total, and by major intangible class is 5 to 20 years for customer-related intangibles and 3 to 10 years for other intangible assets.

In connection with the discontinued operations of PMG (see Note 4 – Discontinued operations) and pursuant to our policies for assessing impairment of goodwill and long-lived assets (see Note 1 – Summary of significant accounting policies), approximately $22.1 million of goodwill was written off in the second quarter of 2010 along with intangible assets with a net book value of $1.7 million (gross carrying value of $5.7 million net of accumulated amortization of $4.0 million), consisting of trade names and customer relationships. The impairment charge is included in the “Net (loss) income from discontinued operations, net of tax” line item in the accompanying consolidated statement of operations.

8.	Financing

Long-term debt consists of:

	December 31,
(in millions)	2010	2009
5.25% senior notes due 2012, net of unamortized discount	$999.6	$999.4
6.25% senior notes due 2014, net of unamortized discount	996.9	996.1
7.25% senior notes due 2019, net of unamortized discount	497.1	496.8
Term-1 loans due October 14, 2010	—	800.0
Term A loans due October 14, 2010	—	540.0
Revolving credit facility due August 13, 2013	—	—
Other	0.2	0.3

Total debt	2,493.8	3,832.6
Less current maturities	0.1	1,340.1

Long-term debt	$2,493.7	$2,492.5

On August 13, 2010, we entered into a credit agreement with a commercial bank syndicate providing for a three-year revolving credit facility of $750.0 million. In connection with entering into the credit agreement, we terminated in full the revolving facility under our prior credit agreement, entered into October 14, 2005 and due October 14, 2010. There was no outstanding balance in our prior revolving credit facility upon termination.

During 2010, we repaid the Term A and Term-1 loans in full. We made total Term loan payments of $1,340.0 million during the year ended December 31, 2010. At December 31, 2010, our credit agreement consists of a $750.0 million revolving credit facility (none of which was outstanding as of December 31, 2010) available for general corporate purposes.

The new credit agreement requires us to pay interest periodically on the London Interbank Offered Rates (“LIBOR”) or base rate options, plus a margin. The margin over LIBOR will range from 1.55% to 1.95%, depending on our consolidated leverage ratio. Under the credit agreement we are required to pay commitment fees on the unused portion of the $750.0 million revolving credit facility. The commitment fee will range from 0.20% to 0.30% depending on our consolidated leverage ratio. Financing costs of $3.9 million related to the new credit facility are being amortized over three years and are reflected in other intangible assets, net in the accompanying consolidated balance sheet.

The credit agreement contains covenants which limit our ability to incur additional indebtedness, create or permit liens on assets, and engage in mergers, consolidations, or disposals. The covenants also include a minimum interest coverage ratio and a maximum leverage ratio. At December 31, 2010, we believe we were in compliance in all material respects with all covenants associated with our credit agreement.

On June 9, 2009, we issued $2.5 billion of Senior Notes, including $1.0 billion aggregate principal amount of 5.250% Senior Notes due 2012; $1.0 billion aggregate principal amount of 6.250% Senior Notes due 2014 and $500 million aggregate principal amount of 7.250% Senior Notes due 2019. The Senior Notes require interest to be paid semi-annually on June 15 and December 15. We may redeem some or all of each series of Senior Notes prior to maturity at a price equal to the greater of (1) 100% of the aggregate principal amount of any notes being redeemed, plus accrued and unpaid interest; or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, not including unpaid interest accrued to the redemption date, discounted to the redemption date on a semiannual basis at the treasury rate plus 50 basis points with respect to any notes being redeemed, plus in each case, unpaid interest on the notes being redeemed accrued to the redemption date. The Senior Notes are jointly and severally and fully and unconditionally guaranteed on a senior unsecured basis by most of our current and future 100% owned domestic subsidiaries.

Financing costs of $13.3 million, for the issuance of the Senior Notes, are being amortized over an average weighted period of 5.2 years and are reflected in other intangible assets, net in the accompanying consolidated balance sheet. We used the net proceeds for the acquisition of WellPoint’s NextRx PBM Business (see Note 3 – Changes in business).

We entered into a commitment letter with a syndicate of commercial banks for an unsecured, 364-day, $2.5 billion term loan credit facility in order to finance the NextRx acquisition. Upon completion of the public offering of common stock and debt securities, we terminated the credit facility and incurred $56.3 million in fees and incurred an additional $10.0 million in fees upon the completion of the acquisition.

The following represents the schedule of current maturities for our long-term debt as of December 31, 2010 (amounts in millions):

Year Ended December 31,
2011	$0.1
2012	1,000.1
2013	0.1
2014	1,000.0
2015	—
Thereafter	500.0

$2,500.3

9.	Income taxes

Income from continuing operations before income taxes of $1,908.7 million resulted in net tax expense of $704.1 million for 2010. We consider our Canadian earnings to be indefinitely reinvested, and accordingly have not recorded a provision for United States federal and state income taxes thereon. Cumulative undistributed Canadian earnings for which United States taxes have not been provided are included in consolidated retained earnings in the amount of $43.7 million, $40.6 million and $31.5 million as of December 31, 2010, 2009, and 2008, respectively. Upon distribution of such earnings, we would be subject to United States income taxes of approximately $15.8 million.

The provision (benefit) for income taxes for continuing operations consists of the following:

	Year Ended December 31,
(in millions)	2010	2009	2008
Income from continuing operations before income taxes:
United States	$1,918.2	$1,312.4	$1,215.7
Foreign	(9.5)	(4.0)	(8.3)

Total	$1,908.7	$1,308.4	$1,207.4

Current provision:
Federal	$545.8	$407.7	$379.4
State	40.3	25.6	17.6
Foreign	0.1	(1.8)	0.9

Total current provision	586.2	431.5	397.9

Deferred provision:
Federal	113.1	43.0	38.6
State	4.5	3.9	(2.1)
Foreign	0.3	3.4	(2.9)

Total deferred provision	117.9	50.3	33.6

Total current and deferred provision	$704.1	$481.8	$431.5

A reconciliation of the statutory federal income tax rate and the effective tax rate follows (the effect of foreign taxes on the effective tax rate for 2010, 2009, and 2008 is immaterial):

	Year Ended December 31,
	2010	2009	2008
Statutory federal income tax rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	1.7	1.7	0.7
Other, net	0.2	0.1	—

Effective tax rate	36.9%	36.8%	35.7%

Our effective tax rate increased to 36.9% for the year ended December 31, 2010, as compared to 36.8% for the year ended December 31, 2009. Our 2010 and 2009 effective tax rates reflect an increase in certain state income tax rates due to enacted law changes as well as the impact of our acquisition of NextRx. Our 2008 effective rate includes discrete tax adjustments resulting in a net tax benefit of $7.7 million attributable to lapses in the applicable statutes of limitations, favorable audit resolutions, and changes in our unrecognized tax benefits.

The effective tax rate recognized in discontinued operations was 35.5%, 68.8%, and 95.9% as of December 31, 2010, 2009, and 2008, respectively. Our 2010 net tax benefit was $12.9 million, with corresponding tax provisions of $1.8 million in 2009 and $2.8 million in 2008. Our 2009 effective tax rate reflects the impact of changes in state effective rates on deferred tax assets and liabilities while the 2008 effective tax rate reflects the unfavorable impact of valuation allowances recorded against state net operating loss carryforwards.

The deferred tax assets and deferred tax liabilities recorded in our consolidated balance sheet are as follows:

	December 31,
(in millions)	2010	2009
Deferred tax assets:
Allowance for doubtful accounts	$17.7	$25.6
Net operating loss carryforwards and other tax attributes	34.8	24.6
Deferred compensation	5.6	3.4
Restricted stock	38.5	34.6
Accrued expenses	73.6	114.0
Other	3.4	2.9

Gross deferred tax assets	173.6	205.1
Less valuation allowance	(23.2)	(16.1)

Net deferred tax assets	150.4	189.0

Deferred tax liabilities:
Depreciation and property differences	(71.1)	(42.1)
Goodwill and customer contract amortization	(438.0)	(367.9)
Prepaids	(1.4)	(1.5)
Other	(2.8)	(4.1)

Gross deferred tax liabilities	(513.3)	(415.6)

Net deferred tax liabilities	$(362.9)	$(226.6)

As of December 31, 2010, we have $29.3 million of state net operating loss carryforwards which expire between 2011 and 2030. A valuation allowance of $19.1 million exists for a portion of these deferred tax assets. The net current deferred tax asset is $86.0 million and $135.0 million, and the net long-term deferred tax liability, included in other liabilities, is $448.9 million and $361.6 million as of December 31, 2010 and 2009, respectively.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in millions)	2010	2009	2008
Balance at January 1	$56.1	$40.4	$28.4
Additions for tax positions related to prior years	7.4	11.1	7.9
Reductions for tax positions related to prior years	(5.0)	(2.2)	—
Additions for tax positions related to the current year	—	12.9	9.2
Reductions for tax positions related to the current year	(1.8)	—	—
Reductions attributable to settlements with taxing authorities	—	(0.2)	(2.1)
Reductions as a result of a lapse of the applicable statute of limitations	(0.3)	(5.9)	(3.0)

Balance at December 31	$56.4	$56.1	$40.4

Included in our unrecognized tax benefits are $15.9 million of uncertain tax positions that would impact our effective tax rate if recognized.

We have recorded $2.4 million, $0.7 million, and $0.9 million of interest and penalties in our consolidated statement of operations as of December 31, 2010, 2009, and 2008, respectively, resulting in $8.1 million and $5.7 million of accrued interest and penalties in our consolidated balance sheet as of December 31, 2010 and 2009, respectively. Interest was computed on the difference between the tax position recognized in accordance with accounting guidance and the amount previously taken or expected to be taken in our tax returns.

Our U.S. federal income tax returns for tax years 2005 and beyond remain subject to examination by the Internal Revenue Service (“IRS”). The IRS commenced an examination of our consolidated 2005 – 2007 federal income tax returns in the third quarter of 2009 that is anticipated to be concluded in 2011. We agreed to extend the statute of limitations for our 2005 and 2006 federal income tax returns to September 15, 2011. Our state income tax returns for 2005 and beyond, as well as certain returns prior to 2005, also remain subject to examination by various state authorities with the latest statute expiring on December 31, 2014.

10.	Common stock (reflecting the two-for-one stock split effective June 8, 2010)

On May 5, 2010, we announced a two-for-one stock split for stockholders of record on May 21, 2010 effective June 8, 2010. The split was effected in the form of a dividend by issuance of one additional share of common stock for each share of common stock outstanding. The earnings per share and the weighted average number of shares outstanding for basic and diluted earnings per share for each period have been adjusted for the stock split.

On June 10, 2009, we completed a public offering of 52.9 million shares of common stock, which includes 6.9 million shares sold as a result of the underwriters’ exercise of their overallotment option in full at closing, at a price of $30.50 per share. The sale resulted in net proceeds of $1,569.1 million after giving effect to the underwriting discount and issuance costs of $44.4 million. We used the net proceeds for the acquisition of WellPoint’s NextRx PBM Business (see Note 3 – Changes in business).

We have a stock repurchase program, originally announced on October 25, 1996. In 2008, our Board of Directors authorized total increases in the program of 30.0 million shares. Treasury shares are carried at first in, first out cost. There is no limit on the duration of the program. During the year ended December 31, 2010, we repurchased 26.9 million treasury shares for $1,276.2 million. As of December 31, 2010, there are 15.1 million shares remaining under this program. Additional share repurchases, if any, will be made in such amounts and at such times as we deem appropriate based upon prevailing market and business conditions and other factors.

Through December 31, 2010, approximately 41.3 million shares of treasury stock have been reissued in connection with employee compensation plans. As of December 31, 2010, approximately 22.7 million shares of our common stock have been reserved for employee benefit plans (see Note 11 – Employee benefit plans and stock-based compensation plans).

Preferred Share Purchase Rights. In July 2001 our Board of Directors adopted a stockholder rights plan which declared a dividend of one right for each outstanding share of our common stock. The rights plan will expire on July 25, 2011. The rights are currently represented by our common stock certificates. When the rights become exercisable, they will entitle each holder to purchase 1/1,000th of a share of our Series A Junior Participating Preferred Stock for an exercise price of $300 (subject to adjustment). The rights will become exercisable and will trade separately from the common stock only upon the tenth day after a public announcement that a person, entity or group (“Person”) has acquired 15% or more of our outstanding common stock (“Acquiring Person”) or ten days after the commencement or public announcement of a tender or exchange offer which would result in any Person becoming an Acquiring Person; provided that any Person who beneficially owned 15% or more of our common stock as of the date of the rights plan will not become an Acquiring Person so long as such Person does not become the beneficial owner of additional shares representing 2% or more of our outstanding shares of common stock. In the event that any Person becomes an Acquiring Person, the rights will be exercisable for our common stock with a market value (as determined under the rights plan) equal to twice the exercise price. In the event that, after any Person becomes an Acquiring Person, we engage in certain mergers, consolidations, or sales of assets representing 50% or more of our assets or earning power with an Acquiring Person (or Persons acting on behalf of or in concert with an Acquiring Person), the rights will be exercisable for common stock of the acquiring or surviving company with a market value (as determined under the rights plan) equal to twice the exercise price. The rights will not be exercisable by any Acquiring Person. The rights are redeemable at a price of $0.01 per right prior to any Person becoming an Acquiring Person.

11.	Employee benefit plans and stock-based compensation plans (reflecting the two-for-one stock split effective June 8, 2010)

Retirement savings plan. We sponsor retirement savings plans under Section 401(k) of the Internal Revenue Code for all of our full-time employees. Employees may elect to enter into a written salary deferral agreement under which a maximum of 15% to 25% of their salary, subject to aggregate limits required under the Internal Revenue Code, may be contributed to the plan. We match 200% of the first 1% and 100% of the next 3% of the employees’ compensation contributed to the Plan for substantially all employees. For the years ended December 31, 2010, 2009, and 2008, we had contribution expense of approximately $26.8 million, $22.0 million and $19.7 million, respectively.

Employee stock purchase plan. We offer an employee stock purchase plan that qualifies under Section 423 of the Internal Revenue Code and permits all employees, excluding certain management level employees, to purchase shares of our common stock. Participating employees may contribute up to 10% of their salary to purchase common stock at the end of each monthly participation period at a purchase price equal to 95% of the fair market value of our common stock on the last business day of the participation period. During 2010, 2009 and 2008, approximately 217,000, 260,000 and 236,000 shares of our common stock were issued under the plan, respectively. Our common stock reserved for future employee purchases under the plan is approximately 2.6 million shares at December 31, 2010.

Deferred compensation plan. We maintain a non-qualified deferred compensation plan (the “Executive Deferred Compensation Plan”) that provides benefits payable to eligible key employees at retirement, termination or death. Benefit payments are funded by a combination of contributions from participants and us. Participants may elect to defer up to 50% of their base earnings and 100% of specific bonus awards. Participants become fully vested in our contributions on the third anniversary of the end of the plan year for which the contribution is credited to their account. For 2010, our contribution was equal to 6% of each qualified participant’s total annual compensation, with 25% being allocated as a hypothetical investment in our common stock and the remaining being allocated to a variety of investment options. We have chosen to fund our liability for this plan through investments in trading securities, which primarily consist of mutual funds (see Note 1). We incurred net compensation expense (benefit) of approximately $1.5 million, $(0.6) million and $1.8 million in 2010, 2009, and 2008, respectively. At December 31, 2010, approximately 5.9 million shares of our common stock have been reserved for future issuance under the plan. We have $0.3 million of unearned compensation related to unvested shares that are part of our deferred compensation plan at both December 31, 2010 and 2009.

Stock-based compensation plans. In August 2000, the Board of Directors adopted the Express Scripts, Inc. 2000 Long-Term Incentive Plan which was subsequently amended in February 2001 and again in December 2001 (as amended, the “2000 LTIP”), which provides for the grant of various equity awards with various terms to our officers, Board of Directors and key employees selected by the Compensation Committee of the Board of Directors. The 2000 LTIP, as then amended, was approved by our stockholders in May 2001 and, as amended, in 2006. Under the 2000 LTIP, we have issued stock options, stock-settled stock appreciation rights (“SSRs”), restricted stock units, restricted stock awards and performance share awards. Awards are typically settled using treasury shares. As of December 31, 2010, approximately 14.2 million shares of our common stock are available for issuance under this plan. The maximum term of stock options, SSRs, restricted stock and performance shares granted under the 2000 LTIP is 10 years.

During 2010, we granted to certain officers and employees approximately 277,000 restricted stock units and performance shares with a weighted average fair market value of $49.59. The restricted stock units have three-year graded vesting and the performance shares cliff vest at the end of three years. Prior to vesting, these shares are subject to forfeiture to us without consideration upon termination of employment under certain circumstances. The original value of the performance share grants is subject to a multiplier of up to 2.5 based on certain performance metrics. During 2010, approximately 213,000 additional performance shares were granted to certain officers for exceeding certain performance metrics. The total number of non-vested restricted stock and performance share awards was 950,000 and 1,200,000 at December 31, 2010 and 2009, respectively. Unearned compensation relating to these awards is amortized to non-cash compensation expense over the estimated vesting periods. As of December 31, 2010 and 2009, unearned compensation related to restricted stock and performance shares was $16.5 million and $16.7 million, respectively. We recorded pre-tax compensation expense related to restricted stock and performance share grants of $17.5 million, $16.2 million and $16.3 million in 2010, 2009, and 2008, respectively.

During 2010, we granted to certain officers and employees approximately 2,499,000 stock options with a weighted average Black-Scholes value of $15.97 per share. The SSRs and stock options have three-year graded vesting. Due to the nature of the awards, we use the same valuation methods and accounting treatments for SSRs and stock options. As of December 31, 2010 and 2009, unearned compensation related to SSRs and stock options was $23.9 million and $21.7 million, respectively. We recorded pre-tax compensation expense related to SSRs and stock options of $32.1 million, $28.6 million and $23.8 million in 2010, 2009, and 2008, respectively.

The provisions of the 2000 LTIP allow employees to use shares to cover tax withholding on stock awards. Upon vesting of restricted stock and performance shares, employees have taxable income subject to statutory withholding requirements. The number of shares issued to employees may be reduced by the number of shares having a market value equal to our minimum statutory withholding for federal, state and local tax purposes.

As a result of the Board’s adoption and stockholder approval of the 2000 LTIP, no additional awards will be granted under either our 1992 amended and restated stock option plan or under our 1994 amended and restated stock option plan. All remaining grants outstanding under these plans were exercised during 2010, therefore no grants remain outstanding under these plans as of December 31, 2010.

The weighted average remaining recognition period for SSRs and stock options as well as restricted stock and performance shares is 1.4 years.

For the year ended December 31, 2010, the windfall tax benefit related to stock options exercised during the year was $58.9 million, and is classified as a financing cash inflow on the consolidated statement of cash flows. The tax benefit related to employee stock compensation recognized during the years ended December 31, 2010, 2009, and 2008 was $18.1 million, $16.6 million, and $14.3 million, respectively.

The fair value of options and SSRs granted is estimated on the date of grant using a Black-Scholes multiple option-pricing model with the following assumptions:

	2010	2009	2008
Expected life of option	3-5 years	3-5 years	3-5 years
Risk-free interest rate	0.5%-2.4%	1.3%-2.4%	1.6%-3.4%
Expected volatility of stock	36%-41%	35%-39%	30%-37%
Expected dividend yield	None	None	None
Weighted average volatility of stock	38.4%	37.5%	30.0%

The Black-Scholes model requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The expected term and forfeiture rate of options granted is derived from historical data on employee exercises and post-vesting employment termination behavior, as well as expected behavior on outstanding options. The risk-free rate is based on the U.S. Treasury rates in effect during the corresponding period of grant. The expected volatility is based on the historical volatility of our stock price. These factors could change in the future, which would affect the stock-based compensation expense in future periods.

A summary of the status of stock options and SSRs as of December 31, 2010, and changes during the year ended December 31, 2010, is presented below.

	2010
(share data in millions)	Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	16.4	$20.77
Granted	2.5	49.55
Exercised	(5.1)	15.44
Forfeited/cancelled	(0.5)	29.92

Outstanding at end of period	13.3	27.83

Awards exercisable at period end	7.1	21.75

A summary of the status of restricted stock and performance shares as of December 31, 2010, and changes during the year ended December 31, 2010, is presented below.

	2010
(share data in millions)	Shares	Weighted- Average Grant Date Fair Value
Outstanding at beginning of year	1.2	$23.66
Granted	0.3	49.59
Other(1)	0.2	49.34
Released	(0.7)	$15.10
Forfeited/Cancelled	—

Outstanding at end of period	1.0

(1)	Represents additional performance shares issued above the original value for exceeding certain performance metrics.

At December 31, 2010, the weighted-average remaining contractual lives of stock options and SSRs outstanding and stock options and SSRs exercisable were 4.2 years and 3.1 years, respectively, and the aggregate intrinsic value (the amount by which the market value of the underlying stock exceeds the exercise price of the option) of shares outstanding and shares exercisable was $348.6 million and $229.5 million, respectively. Cash proceeds, fair value of vested shares, intrinsic value related to total stock options exercised and restricted shares vested, and weighted average fair value of stock options granted during the years ended December 31, 2010, 2009 and 2008 are provided in the following table:

(in millions, except per share data)	2010	2009	2008
Proceeds from stock options exercised	$38.2	$9.4	$27.7
Fair value of vested restricted shares	10.5	12.4	4.3
Intrinsic value of stock options exercised	123.7	48.8	41.7
Weighted average fair value of options granted during the year	$15.97	$7.27	$8.94

12.	Commitments and contingencies

We have entered into noncancellable agreements to lease certain office and distribution facilities with remaining terms from one to ten years. The majority of our lease agreements include renewal options which would extend the agreements from one to five years. Rental expense under the office and distribution facilities leases, excluding the discontinued operations of PMG and IP (see Note 4 – Discontinued operations), in 2010, 2009, and 2008 was $40.3 million, $27.8 million and $28.8 million, respectively. The future minimum lease payments due under noncancellable operating leases, excluding the facilities of the discontinued operations of PMG and IP (in millions) are shown below:

Year Ended December 31,	Minimum Lease Payments
2011	$35.9
2012	29.5
2013	27.3
2014	24.3
2015	23.3
Thereafter	55.8

$196.1

In December 2010, we announced our intent to build a new office facility in St. Louis, Missouri to consolidate our St. Louis presence onto our Headquarters campus. We signed a lease agreement in January 2011 for this facility and expect completion in the fourth quarter of 2011. The annual lease commitments for this facility are approximately $3.4 million and the term of the lease is ten years.

We signed a lease agreement during 2009 for a new state of the art pharmacy fulfillment facility. We took possession of this new facility during the second quarter of 2010. The annual lease commitments for this facility are approximately $1.6 million and the term of the lease is ten years.

In July 2004, we entered into a capital lease with the Camden County Joint Development Authority in association with the development of our Patient Care Contact Center in St. Marys, Georgia. At December 31, 2010, our lease obligation was $5.8 million. Our lease obligation has been offset against $5.8 million of industrial bonds issued by the Camden County Joint Development Authority.

For the year ended December 31, 2010, approximately 60.5% of our pharmaceutical purchases were through one wholesaler. We believe other alternative sources are readily available. Except for customer concentration described in Note 13 – Segment information below, we believe no other concentration risks exist at December 31, 2010.

As of December 31, 2010, we have certain required future purchase commitments for materials, supplies, services and fixed assets related to the normal course of business. We do not expect potential payments under these provisions to materially affect results of operations or financial condition based upon reasonably likely outcomes derived by reference to historical experience and current business plans. These future purchase commitments (in millions) are summarized below:

Year Ended December 31,	Future Purchase Commitment
2011	$90.1
2012	57.0
2013	18.8
2014	13.7
2015	0.4
Thereafter	—

$180.0

In the ordinary course of business there have arisen various legal proceedings, investigations or claims now pending against us or our subsidiaries. The effect of these actions on future financial results is not subject to reasonable estimation because considerable uncertainty exists about the outcomes.

We record self-insurance accruals based upon estimates of the aggregate liability of claim costs in excess of our insurance coverage which are probable and estimable. Accruals are estimated using certain actuarial assumptions followed in the insurance industry and our historical experience (see Note 1, “Self-insurance accruals”). The majority of these claims are legal claims and our liability estimate is primarily related to the cost to defend these claims. We do not accrue for settlements, judgments, monetary fines or penalties until such amounts are probable and estimable. Under authoritative FASB guidance, if the range of possible loss is broad, and no amount within the range is more likely than any other, the liability accrual is based on the lower end of the range.

While we believe our services and business practices are in compliance with applicable laws, rules and regulations in all material respects, we cannot predict the outcome of these claims at this time. An unfavorable outcome in one or more of these matters could result in the imposition of judgments, monetary fines or penalties, or injunctive or administrative remedies. We can give no assurance that such judgments, fines and remedies, and future costs associated with any such matters, would not have a material adverse effect on our financial condition, our consolidated results of operations or our consolidated cash flows.

We received a $15.0 million insurance recovery in the second quarter of 2009 for previously incurred litigation costs. We incurred a charge of $35.0 million in the third quarter of 2009 related to the settlement of a lawsuit brought against us and one of our subsidiaries, which settlement resulted in the dismissal of the case by the court on October 22, 2009.

13.	Segment information

We report segments on the basis of services offered and have determined we have two reportable segments: PBM and EM. Our domestic and Canadian PBM operating segments have similar characteristics and as such have been aggregated into a single PBM reporting segment. During the third quarter of 2011 we reorganized our FreedomFP line of business from our EM segment into our PBM segment. All related segment disclosures have been reclassified in the table below and throughout the financial statements, where appropriate, to reflect the new segment structure.

Operating income is the measure used by our chief operating decision maker to assess the performance of each of our operating segments. The following table presents information about our reportable segments, including a reconciliation of operating income from continuing operations to income before income taxes from continuing operations for the respective years ended December 31.

(in millions)	PBM	EM	Total
2010
Product revenues:
Network revenues	$30,147.8	$—	$30,147.8
Home delivery and specialty revenues	13,398.2	—	13,398.2
Other revenues	—	1,153.9	1,153.9
Service revenues	260.9	12.4	273.3

Total revenues	43,806.9	1,166.3	44,973.2
Depreciation and amortization expense	236.9	7.8	244.7
Operating income	2,061.5	9.4	2,070.9
Interest income			4.9
Interest expense			(167.1)

Income before income taxes			1,908.7
Capital expenditures	116.9	3.0	119.9

2009
Product revenues:
Network revenues	$15,019.3	$—	$15,019.3
Home delivery and specialty revenues	8,352.9	—	8,352.9
Other revenues	—	1,073.0	1,073.0
Service revenues	264.7	12.4	277.1

Total revenues	23,636.9	1,085.4	24,722.3
Depreciation and amortization expense	98.3	8.4	106.7
Operating income	1,490.4	7.1	1,497.5
Interest income			5.3
Interest expense			(194.4)

Income before income taxes			1,308.4
Capital expenditures	145.4	2.1	147.5

(in millions)	PBM	EM	Total
2008
Product revenues:
Network revenues	$13,039.9	$—	$13,039.9
Home delivery and specialty revenues	7,436.6	—	7,436.6
Other revenues	—	1,201.2	1,201.2
Service revenues	250.4	13.1	263.5

Total revenues	20,726.9	1,214.3	21,941.2
Depreciation and amortization expense	86.1	8.0	94.1
Operating income	1,272.6	1.7	1,274.3
Non-operating charges, net			(2.0)
Undistributed loss from joint venture			(0.3)
Interest income			13.0
Interest expense			(77.6)

Income before income taxes			1,207.4
Capital expenditures	83.7	0.1	83.8

The following table presents balance sheet information about our reportable segments, including the discontinued operations of PMG and IP (“DISC OP”), as of December 31:

(in millions)	PBM	EM	DISC OP	Total
Total Assets
As of December 31, 2010	$10,155.1	$402.7	$—	$10,557.8
As of December 31, 2009	$11,629.1	$265.7	$36.4	$11,931.2

PBM product revenues consist of revenues from the sale of prescription drugs by retail pharmacies in our retail pharmacy networks, revenues from the dispensing of prescription drugs from our home delivery pharmacies and distribution of certain specialty and fertility drugs. EM product revenues consist of specialty distribution activities. PBM service revenues include administrative fees associated with the administration of retail pharmacy networks contracted by certain clients, informed decision counseling services, and specialty distribution services. EM service revenues include revenues from healthcare card administration.

Our top five clients collectively represented 55.2%, 23.7%, and 18.2% of revenues during 2010, 2009 and 2008 respectively. For the year ended December 31, 2010, our two largest clients, WellPoint and the DoD, represented 29.2% and 19.7% of revenues, respectively. None of our other clients accounted for 10% or more of our consolidated revenues during the year ended December 31, 2010. None of our clients accounted for 10% or more of our consolidated revenues in fiscal years 2009 or 2008.

Revenues earned by our Canadian PBM totaled $52.2 million, $49.2 million and $44.5 million for the years ended December 31, 2010, 2009 and 2008, respectively. All other revenues are earned in the United States. Long-lived assets of our Canadian PBM (consisting primarily of fixed assets) totaled $16.7 million and $15.2 million as of December 31, 2010 and 2009, respectively. All other long-lived assets are domiciled in the United States.

14.	Quarterly financial data (unaudited)

The following is a presentation of our unaudited quarterly financial data:

	Quarters
(in millions, except per share data)	First(3)	Second	Third	Fourth
Fiscal 2010(1)
Total revenues(2)	$11,138.4	$11,288.8	$11,251.8	$11,294.2
Cost of revenues(2)	10,475.2	10,531.3	10,487.7	10,520.8

Gross profit	663.2	757.5	764.1	773.4
Selling, general and administrative	208.5	227.2	236.1	215.5

Operating income	454.7	530.3	528.0	557.9
Net income from continuing operations	260.6	307.3	307.1	329.6
Net loss from discontinued operations, net of tax	(0.4)	(17.4)	(5.6)	—

Net income	$260.2	$289.9	$301.5	$329.6
Basic earnings (loss) per share:
Continuing operations	$0.47	$0.56	$0.58	$0.62
Discontinued operations	—	(0.03)	(0.01)	—
Net earnings	0.47	0.53	0.57	0.62
Diluted earnings (loss) per share:
Continuing operations	$0.47	$0.56	$0.57	$0.62
Discontinued operations	—	(0.03)	(0.01)	—
Net earnings	0.47	0.53	0.56	0.62
Fiscal 2009(1) (3)
Total revenues(2)	$5,415.5	$5,496.8	$5,613.0	$8,197.0
Cost of revenues(2)	4,882.9	4,904.2	5,001.9	7,509.3

Gross profit	532.6	592.6	611.1	687.7
Selling, general and administrative	177.3	212.4	252.7	284.1

Operating income	355.3	380.2	358.4	403.6
Net income from continuing operations	214.6	192.1	196.8	223.1
Net (loss) income from discontinued operations, net of tax	(0.2)	0.2	0.8	0.2

Net income	$214.4	$192.3	$197.6	$223.3
Basic earnings per share:
Continuing operations	$0.43	$0.37	$0.36	$0.41
Discontinued operations	—	—	—	—
Net earnings	0.43	0.37	0.36	0.41
Diluted earnings per share:
Continuing operations	$0.43	$0.37	$0.35	$0.40
Discontinued operations	—	—	—	—
Net earnings	0.43	0.37	0.36	0.40

(1)	Includes the December 1, 2009 acquisition of NextRx.

(2)	Includes retail pharmacy co-payments of $1,662.6 and $822.7 for the three months ended March 31, 2010 and 2009, respectively, $1,547.3 and $721.1 for the three months ended June 30, 2010 and 2009, respectively, $1,478.5 and $708.4 for the three months ended September 30, 2010 and 2009, respectively, and $1,493.0 and $879.9 for the three months ended December 31, 2010 and 2009, respectively.
(3)	Restated to exclude the discontinued operations of PMG

15.	Condensed consolidating financial information

Our senior notes are jointly and severally and fully and unconditionally guaranteed by our 100% owned domestic subsidiaries, other than certain regulated subsidiaries including Express Scripts Insurance Company. The following condensed consolidating financial information has been prepared in accordance with the requirements for presentation of such information. Effective September 17, 2010, PMG was sold, effective June 30, 2008, IP was sold and effective April 4, 2008, Custom Medical Products, Inc. (“CMP”) was sold. The assets, liabilities, and operations from these former subsidiaries are included as discontinued operations in those of the non-guarantors. Subsequent to the acquisition of NextRx on December 1, 2009 and Pharmacy Services Division of MSC – Medical Services Company (“MSC”) on July 22, 2008, certain of the assets, liabilities and operations of the 100% owned domestic subsidiaries have been included in those of the guarantors. Certain amounts from prior periods have been reclassified to conform to current period presentation. The following presents the condensed consolidating financial information separately for:

(i)	Express Scripts, Inc. (the Parent Company), the issuer of the guaranteed obligations;

(ii)	Guarantor subsidiaries, on a combined basis, as specified in the indentures related to Express Scripts’ obligations under the notes;

(iii)	Non-guarantor subsidiaries, on a combined basis;

(iv)	Consolidating entries and eliminations representing adjustments to (a) eliminate intercompany transactions between or among the Parent Company, the guarantor subsidiaries and the non-guarantor subsidiaries, (b) eliminate the investments in our subsidiaries and (c) record consolidating entries; and

(v)	Express Scripts, Inc and subsidiaries on a consolidated basis.

Condensed Consolidating Balance Sheet

(in millions)	Express Scripts, Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated
As of December 31, 2010
Cash and cash equivalents	$456.7	$9.0	$58.0	$—	$523.7
Restricted cash and investments	—	11.7	4.6	—	16.3
Receivables, net	1,175.6	536.2	9.1	—	1,720.9
Other current assets	249.0	396.0	35.4	—	680.4

Total current assets	1,881.3	952.9	107.1	—	2,941.3

Property and equipment, net	231.5	127.2	14.0	—	372.7
Investments in subsidiaries	6,382.2	—	—	(6,382.2)	—
Intercompany	—	3,214.0	—	(3,214.0)	—
Goodwill	2,921.4	2,538.8	26.0	—	5,486.2
Other intangible assets, net	1,426.2	294.8	4.0	—	1,725.0
Other assets	20.6	10.1	1.9	—	32.6

Total assets	$12,863.2	$7,137.8	$153.0	$(9,596.2)	$10,557.8

Claims and rebates payable	$2,664.9	$1.6	$—	$—	$2,666.5
Accounts payable	634.4	17.7	4.6	—	656.7
Accrued expenses	288.7	294.5	10.7	—	593.9
Current maturities of long-term debt	—	0.1	—	—	0.1

Total current liabilities	3,588.0	313.9	15.3	—	3,917.2

Long-term debt	2,493.7	—	—	—	2,493.7
Intercompany	3,094.8	—	119.2	(3,214.0)	—
Other liabilities	80.1	455.5	4.7	—	540.3
Stockholders’ equity	3,606.6	6,368.4	13.8	(6,382.2)	3,606.6

Total liabilities and stockholders’ equity	$12,863.2	$7,137.8	$153.0	$(9,596.2)	$10,557.8

As of December 31, 2009
Cash and cash equivalents	$1,005.0	$10.0	$55.4	$—	$1,070.4
Restricted cash and investments	—	7.5	1.6	—	9.1
Receivables, net	1,179.8	1,326.7	9.9	—	2,516.4
Other current assets	196.0	340.6	5.6	—	542.2
Current assets of discontinued operations	—	—	5.4	—	5.4

Total current assets	2,380.8	1,684.8	77.9	—	4,143.5

Property and equipment, net	239.6	96.5	11.0	—	347.1
Investments in subsidiaries	5,970.2	—	—	(5,970.2)	—
Intercompany	—	2,500.2	—	(2,500.2)	—
Goodwill	2,939.2	2,533.1	24.8	—	5,497.1
Other intangible assets, net	1,543.9	332.6	4.3	—	1,880.8
Other assets	21.3	8.5	1.9	—	31.7
Noncurrent assets of discontinued operations	—	—	31.0	—	31.0

Total assets	$13,095.0	$7,155.7	$150.9	$(8,470.4)	$11,931.2

Claims and rebates payable	$2,264.3	$586.4	$—	$—	$2,850.7
Accounts payable	674.4	29.0	3.0	—	706.4
Accrued expenses	312.7	225.2	11.3	—	549.2
Current maturities of long-term debt	1,340.0	0.1	—	—	1,340.1
Current liabilities of discontinued operations	—	—	10.4	—	10.4

Total current liabilities	4,591.4	840.7	24.7	—	5,456.8

Long-term debt	2,492.5	—	—	—	2,492.5
Intercompany	2,387.2	—	113.0	(2,500.2)	—
Other liabilities	72.1	356.3	1.7	—	430.1
Stockholders’ equity	3,551.8	5,958.7	11.5	(5,970.2)	3,551.8

Total liabilities and stockholders’ equity	$13,095.0	$7,155.7	$150.9	$(8,470.4)	$11,931.2

Condensed Consolidating Statement of Operations

(in millions)	Express Scripts, Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated
For the year ended December 31, 2010
Revenues	$29,594.6	$15,287.8	$90.8	$—	$44,973.2
Operating expenses	28,176.8	14,635.8	89.7	—	42,902.3

Operating income	1,417.8	652.0	1.1	—	2,070.9
Interest (expense) income, net	(156.2)	(6.2)	0.2	—	(162.2)

Income before income taxes	1,261.6	645.8	1.3	—	1,908.7
Provision for income taxes	462.3	241.0	0.8	—	704.1

Net income from continuing operations	799.3	404.8	0.5	—	1,204.6
Net loss from discontinued operations, net of tax	—	—	(23.4)	—	(23.4)
Equity in earnings of subsidiaries	381.9	—	—	(381.9)	—

Net income (loss)	$1,181.2	$404.8	$(22.9)	$(381.9)	$1,181.2

For the year ended December 31, 2009
Revenues	$14,642.9	$10,004.2	$75.2	$—	$24,722.3
Operating expenses	13,654.9	9,497.7	72.2	—	23,224.8

Operating income	988.0	506.5	3.0	—	1,497.5
Interest expense, net	(179.6)	(6.5)	(3.0)	—	(189.1)

Income before income taxes	808.4	500.0	—	—	1,308.4
Provision for income taxes	293.0	185.9	2.9	—	481.8

Net income (loss) from continuing operations	515.4	314.1	(2.9)	—	826.6
Net income from discontinued operations, net of tax	—	—	1.0	—	1.0
Equity in earnings of subsidiaries	312.2	—	—	(312.2)	—

Net income (loss)	$827.6	$314.1	$(1.9)	$(312.2)	$827.6

For the year ended December 31, 2008
Revenues	$9,674.6	$12,208.4	$58.2	$—	$21,941.2
Operating expenses	8,865.9	11,737.7	63.3	—	20,666.9

Operating income (loss)	808.7	470.7	(5.1)	—	1,274.3
Non-operating charges, net	(2.0)	—	—	—	(2.0)
Undistributed loss from joint venture	(0.3)	—	—	—	(0.3)
Interest expense, net	(49.7)	(13.1)	(1.8)	—	(64.6)

Income (loss) before income taxes	756.7	457.6	(6.9)	—	1,207.4
Provision for income taxes	275.4	157.5	(1.4)		431.5

Net income (loss) from continuing operations	481.3	300.1	(5.5)	—	775.9
Net income from discontinued operations, net of tax	—	—	0.2	—	0.2
Equity earnings of subsidiaries	294.8	—	—	(294.8)	—

Net income (loss)	$776.1	$300.1	$(5.3)	$(294.8)	$776.1

Condensed Consolidating Statement of Cash Flows

(in millions)	Express Scripts, Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated
For the year ended December 31, 2010
Net cash flows provided by (used in) operating activities	$1,709.3	$773.2	$16.8	$(381.9)	$2,117.4

Cash flows from investing activities:
Purchase of property and equipment	(53.1)	(61.3)	(5.5)	—	(119.9)
Purchase of short-term investments	—	—	(38.0)	—	(38.0)
Other	17.6	(4.3)	(0.5)	—	12.8

Net cash used in investing activities – continuing operations	(35.5)	(65.6)	(44.0)	—	(145.1)
Net cash used in investing activities – discontinued operations	—	—	(0.8)	—	(0.8)

Net cash used in investing activities	(35.5)	(65.6)	(44.8)	—	(145.9)

Cash flows from financing activities:
Repayment of long-term debt	(1,340.1)	—	—	—	(1,340.1)
Treasury stock acquired	(1,276.2)	—	—	—	(1,276.2)
Tax benefit relating to employee stock-based compensation	58.9	—	—	—	58.9
Net proceeds from employee stock plans	35.3	—	—	—	35.3
Deferred financing fees	(3.9)	—	—	—	(3.9)
Other	3.0	—	—	—	3.0
Net transactions with parent	300.9	(708.6)	25.8	381.9	—

Net cash (used in) provided by financing activities	(2,222.1)	(708.6)	25.8	381.9	(2,523.0)

Effect of foreign currency translation adjustment	—	—	4.8	—	4.8

Net (decrease) increase in cash and cash equivalents	(548.3)	(1.0)	2.6	—	(546.7)
Cash and cash equivalents at beginning of year	1,005.0	10.0	55.4	—	1,070.4

Cash and cash equivalents at end of year	$456.7	$9.0	$58.0	$—	$523.7

Condensed Consolidating Statement of Cash Flows

(in millions)	Express Scripts, Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated
For the year ended December 31, 2009
Net cash flows provided by (used in) operating activities	$1,684.9	$385.2	$13.6	$(312.2)	$1,771.5

Cash flows from investing activities:
Acquisitions, net of cash acquired	(8,881.7)	(465.9)	—	4,675.0	(4,672.6)
Purchase of short-term investments	(1,201.4)	—	—	—	(1,201.4)
Sale of short-term investments	1,198.9	—	—	—	1,198.9
Purchase of property and equipment	(116.6)	(22.6)	(8.3)	—	(147.5)
Other	6.4	(2.7)	(1.6)	—	2.1

Net cash (used in) provided by investing activities – continuing operations	(8,994.4)	(491.2)	(9.9)	4,675.0	(4,820.5)
Net cash used in investing activities – discontinued operations	—	—	(1.9)	—	(1.9)

Net cash (used in) provided by investing activities	(8,994.4)	(491.2)	(11.8)	4,675.0	(4,822.4)

Cash flows from financing activities:
Proceeds from long-term debt, net of discounts	2,491.6	—	—	—	2,491.6
Net proceeds from stock issuance	1,569.1	—	—	—	1,569.1
Repayment of long-term debt	(420.1)	—	—	—	(420.1)
Deferred financing fees	(79.5)	—	—	—	(79.5)
Tax benefit relating to employee stock-based compensation	13.4	—	—	—	13.4
Net proceeds from employee stock plans	12.5	—	—	—	12.5
Net transactions with parent	4,239.4	107.1	16.3	(4,362.8)	—

Net cash provided by (used in) financing activities	7,826.4	107.1	16.3	(4,362.8)	3,587.0

Effect of foreign currency translation adjustment	—	—	3.6	—	3.6

Net increase in cash and cash equivalents	516.9	1.1	21.7	—	539.7
Cash and cash equivalents at beginning of year	488.1	8.9	33.7	—	530.7

Cash and cash equivalents at end of year	$1,005.0	$10.0	$55.4	$—	$1,070.4

Condensed Consolidating Statement of Cash Flows

(in millions)	Express Scripts, Inc.	Guarantors	Non- Guarantors	Eliminations	Consolidated
For the year ended December 31, 2008
Net cash flows provided by (used in) operating activities	$1,265.2	$84.6	$48.0	$(294.8)	$1,103.0

Cash flows from investing activities:
Acquisitions, net of cash acquired, and investment in joint venture	(251.5)	—	—	—	(251.5)
Purchase of property and equipment	(66.8)	(9.7)	(7.3)	—	(83.8)
Proceeds from sale of business	27.7	—	—	—	27.7
Other	(11.0)	—	—	—	(11.0)

Net cash used in investing activities – continuing operations	(301.6)	(9.7)	(7.3)	—	(318.6)
Net cash used in investing activities – discontinued operations	—	—	(2.0)	—	(2.0)

Net cash used in investing activities	(301.6)	(9.7)	(9.3)	—	(320.6)

Cash flows from financing activities:
Treasury stock acquired	(494.4)	—	—	—	(494.4)
Repayment of long-term debt	(260.0)	—	—	—	(260.0)
Tax benefit relating to employee stock-based compensation	42.1	—	—	—	42.1
Net proceeds from employee stock plans	31.9	—	—	—	31.9
Net transactions with parent	(181.4)	(82.4)	(31.0)	294.8	—

Net cash (used in) provided by financing activities	(861.8)	(82.4)	(31.0)	294.8	(680.4)

Effect of foreign currency translation adjustment	—	—	(6.0)	—	(6.0)

Net increase (decrease) in cash and cash equivalents	101.8	(7.5)	1.7	—	96.0
Cash and cash equivalents at beginning of year	386.3	16.4	32.0	—	434.7

Cash and cash equivalents at end of year	$488.1	$8.9	$33.7	$—	$530.7

EXPRESS SCRIPTS, INC.

Schedule II — Valuation and Qualifying Accounts and Reserves of Continuing Operations

Years Ended December 31, 2010, 2009, and 2008

Col. A	Col. B	Col. C		Col. D	Col. E
(in millions)		Additions
Description	Balance at Beginning of Period	Charges to Costs and Expenses	Charges to Other Accounts	Deductions(1)	Balance at End of Period
Allowance for Doubtful Accounts Receivable
Year Ended 12/31/08	$75.4	$30.0	$7.4	$36.1	$76.7
Year Ended 12/31/09	76.7	24.1	13.6	21.0	93.4
Year Ended 12/31/10	$93.4	$5.2	$—	$33.8	$64.8
Valuation Allowance for Deferred Tax Assets
Year Ended 12/31/08	$8.3	$3.4	$—	$—	$11.7
Year Ended 12/31/09	11.7	4.4	—	—	16.1
Year Ended 12/31/10	$16.1	$7.1	$—	$—	$23.2

(1)	Except as otherwise described, these deductions are primarily write-offs of receivable amounts, net of any recoveries.